SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Republic Bancshares of Texas, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid: $407

2.	Form, Schedule or Registration Statement No.: Schedule 13E-3

3.	Filing Party: Republic Bancshares of Texas, Inc.

4.	Date Filed: September 26, 2005, as amended on November 15, 2005 and on December 9, 2005

REPUBLIC BANCSHARES OF TEXAS, INC.

4200 Westheimer, Suite 101

Houston, Texas 77027

(281) 453-4100

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Republic Bancshares of Texas, Inc. on             ,             , 2005 beginning at 4:00 p.m., local time, to be held at 14604 Northwest Freeway (Highway 290 at Windfern), Houston, Texas.

At the special meeting, you will be asked to consider and vote on proposed amendments to Republic’s Articles of Incorporation. These amendments provide for (i) the authorization of 500,000 shares of a new class of preferred stock, (ii) the authorization of a series of preferred stock entitled Series A Preferred Stock and (iii) the reclassification of shares of our common stock held of record by shareholders who own 2,100 or fewer shares of our common stock into shares of Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders. Shareholders receiving preferred stock in the reclassification will receive no additional compensation for their shares of common stock. Shareholders who own more than 2,100 shares of our common stock will continue to hold the same number of shares of common stock and not be affected by the reclassification. The text of the proposed amendments, which includes the terms of the Series A Preferred Stock, is attached as Appendix A to the accompanying proxy statement.

The Series A Preferred Stock, which will not be registered under the Securities Exchange Act of 1934, as amended, will possess limited voting rights, have a dividend and liquidation preference to the common stock and participate equally with the common stock in the event of a change in control of Republic as described more completely in the proxy statement.

The primary effect of this transaction will be to reduce our total number of record holders of common stock to below 300, which will allow us to terminate the registration of our common stock under federal securities laws and no longer be considered a “public” company. This transaction is known as a Rule 13e-3 going private transaction under the Exchange Act.

We are proposing this transaction because our Board of Directors has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh the advantages. The factors the Board considered in reaching this conclusion include, among others:

•	we estimate that we will eliminate direct costs and avoid immediately anticipated future costs of approximately $136,000 by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications. In addition to these annual costs, we estimate saving approximately $542,000 of one-time costs associated with implementing certain requirements of the Sarbanes-Oxley Act of 2002;

•	operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate; and

•	management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth.

Except for the effects described in the accompanying proxy statement, we do not expect this transaction to adversely affect our operations.

Our Board of Directors has determined that the terms of the proposed Rule 13e-3 transaction are fair and are in the best interests of our unaffiliated shareholders, and unanimously recommends that you vote FOR the proposals to amend our Articles of Incorporation. The enclosed proxy statement includes a discussion of the alternatives and factors considered by the Board in connection with its approval of the Rule 13e-3 transaction, and we encourage you to read carefully the proxy statement and appendices. You may also obtain information about Republic from documents we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 45.

On behalf of our Board of Directors, thank you for your continued interest in Republic.

Sincerely,

C. P. Bryan

Chairman of the Board,

President and Chief Executive Officer

REPUBLIC BANCSHARES OF TEXAS, INC.

4200 Westheimer, Suite 101

Houston, Texas 77027

(281) 453-4100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2005

Notice is hereby given that a special meeting of shareholders of Republic Bancorporation of Texas, Inc., a Texas corporation, will be held at 14604 Northwest Freeway (Highway 290 at Windfern), Houston, Texas, on             ,             , 2005, at 4:00 p.m., local time, for the following purposes:

1.	To consider and vote upon proposals to adopt amendments to Republic’s Articles of Incorporation. The amendments will (a) authorize 500,000 shares of preferred stock, $1.00 par value per share, (b) authorize a series of preferred stock entitled Series A Preferred Stock and (c) provide for the reclassification of shares of common stock held of record by owners of 2,100 or fewer shares of common stock into shares of the Series A Preferred Stock on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders; and

2.	To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on             , 2005, as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements thereof.

By order of the Board of Directors

C. P. Bryan

Chairman of the Board,

President and Chief Executive Officer

Houston, Texas

                    , 2005

Your Vote Is Very Important

You are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the special meeting. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

The Board of Directors of Republic unanimously recommends that you vote FOR approval of the amendments to our Articles of Incorporation.

PRELIMINARY PROXY STATEMENT

FOR THE SPECIAL MEETING OF THE

SHAREHOLDERS OF

REPUBLIC BANCSHARES OF TEXAS, INC.

TO BE HELD ON                     , 2005

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Republic Bancshares of Texas, Inc., for use at the special meeting of shareholders to be held on                     , 2005 at 14604 Northwest Freeway (Highway 290 at Windfern), Houston, Texas beginning at 4:00 p.m., local time.

At the special meeting, shareholders of record as of                     , 2005 will vote on a proposal to approve three amendments to Republic’s Articles of Incorporation. The full text of the proposed amendments is attached to this proxy statement as Appendix A.

The amendments provide for (i) an increase in the number of authorized shares of our capital stock to include an additional 500,000 shares of preferred stock, $1.00 par value per share, (ii) the authorization of a series of preferred stock entitled Series A Preferred Stock and (iii) the reclassification of shares of our common stock held by shareholders who own 2,100 or fewer shares into shares of the Series A Preferred Stock. If shareholders approve the amendments, shareholders owning 2,100 or fewer shares of our common stock will receive one share of Series A Preferred Stock for each share of common stock they own at the effective time of the amendments. Shareholders receiving preferred stock in the reclassification will receive no additional compensation for their shares of common stock. All other shares of our common stock will remain outstanding and not be affected by the reclassification. This transaction is known as a Rule 13e-3 going private transaction under the Securities Exchange Act of 1934, as amended.

The Series A Preferred Stock, which will not be registered under the Exchange Act, will possess limited voting rights, have a dividend and liquidation preference to the common stock and participate equally with the common stock in the event of a change in control of Republic as more completely described herein.

After the Rule 13e-3 transaction, we anticipate that we will have fewer than 300 record shareholders of our common stock. As a result, we will be able to terminate our registration under the Securities Exchange Act and thereby eliminate the significant expense required to comply with the periodic reporting and related requirements of those laws and regulations.

Following the Rule 13e-3 transaction, the aggregate number of shares of Republic capital stock outstanding will be the same as it was prior to the transaction. Accordingly, each shareholder will retain the same relative equity interest in Republic as he or she held prior to the Rule 13e-3 transaction and will not experience any equity dilution.

The amendments cannot become effective unless they are approved by the holders of two-thirds of the outstanding shares of our common stock. As of the record date, the directors and executive officers of Republic (6 persons) were entitled to vote 459,880 shares, or 11.50% of the outstanding shares of Republic common stock entitled to vote at the special meeting. These shares are expected to be voted for approval of the amendments.

Under Texas law, shareholders of Republic scheduled to receive shares of Series A Preferred Stock do not have the right to dissent from the Rule 13e-3 transaction. Accordingly, if the amendments are approved and effected, such shareholders will have their shares of common stock reclassified into shares of Series A Preferred Stock and will not be entitled to seek a fair value for their shares.

Please see “Where You Can Find More Information” on page 45 for additional information about Republic on file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction, or passed upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

Proxy Statement dated                     , 2005 and first mailed to Republic shareholders

on or about                     , 2005.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Republic from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 45 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Republic Bancshares of Texas, Inc.

4200 Westheimer, Suite 101

Houston, Texas 77027

Attention: R. John McWhorter

Telephone (281) 453-4100

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

Neither our common stock nor the shares of Series A Preferred Stock into which shares of common stock will be reclassified is a deposit or bank account or is insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The words “we,” “our,” and “us,” as used in this proxy statement, refer to Republic and its wholly-owned subsidiaries, collectively, unless the context indicates otherwise. The terms “reclassification transaction” and “Rule 13e-3 transaction” refer to the creation of the Series A Preferred Stock and the reclassification of shares of common stock held by holders owning 2,100 or fewer shares of common stock into shares of the Series A Preferred Stock. References to “common stock” or “shares” refer to Republic’s common stock, par value $1.00 per share.

This proxy statement has been prepared as of                     , 2005. There may be changes in the affairs of Republic since that date which are not reflected in this document.

i

SUMMARY TERM SHEET

The following is a summary of the material terms of the Rule 13e-3 transaction and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents that we refer to in this document. These documents will give you a more complete description of the Rule 13e-3 transaction that we are proposing. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the documents that we have summarized.

Republic Bancshares of Texas, Inc.

Republic Bancshares of Texas, Inc., a Texas corporation, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Through our wholly-owned subsidiary, Republic National Bank, we offer a diversified range of commercial and personal banking products and services to small and medium-sized businesses and consumers through six banking locations in the greater Houston metropolitan area. Our headquarters are located at 4200 Westheimer Road, Suite 101, Houston, Texas 77027 and our telephone number is (281) 453-4100. At September 30, 2005, we had, on a consolidated basis, total assets of $621.9 million, total loans of $451.7 million, total deposits of $561.2 million and shareholders’ equity of $39.9 million.

The Amendments and the Rule 13e-3 Transaction

We are proposing that our shareholders adopt amendments to our Articles of Incorporation that provide for:

•	an increase in the number of authorized shares of our capital stock through the authorization of 500,000 shares of preferred stock, $1.00 par value per share,

•	the authorization of a new series of preferred stock entitled Series A Preferred Stock, and

•	the reclassification of certain shares of our common stock whereby shareholders owning 2,100 or fewer shares of our common stock will receive one share of Series A Preferred Stock for each share of common stock that they own at the effective time of the amendments.

The terms “reclassification transaction” and “Rule 13e-3 transaction” refer to the creation of the Series A Preferred Stock and the reclassification of shares of common stock held of record by shareholders owning 2,100 or fewer shares into the shares of Series A Preferred Stock on a one for one basis. Shareholders receiving preferred stock in the Rule 13e-3 transaction will receive no additional compensation for their shares of common stock. The Series A Preferred Stock, which will not be registered under the Securities Exchange Act of 1934, will possess limited voting rights, have a dividend and liquidation preference to the common stock and participate equally with the common stock in the event of a change in control of Republic. The terms of the preferred stock are described beginning on page 32. If the Rule 13e-3 transaction is effected, record holders who own more than 2,100 shares of common stock will continue to hold the same number of shares of common stock following the transaction. The Rule 13e-3 transaction is expected to reduce the number of shareholders of our common stock of record to fewer than 300, which will allow us to terminate our reporting obligations under federal securities laws.

While the amendments to our Articles of Incorporation discussed above are separate amendments that will be voted upon by our shareholders, unless all amendments are approved, no amendment will be implemented. Thus, for purposes of this proxy statement, when we refer to the term “amendments,” we are referring to the authorization of the preferred stock, the creation of the new series of preferred stock and the reclassification, since we will not implement any of the amendments without all three amendments being approved.

Fairness of the Rule 13e-3 Transaction; Board Recommendation (page 18)

Based on a careful review of the facts and circumstances relating to the Rule 13e-3 transaction, our Board of Directors believes that the Rule 13e-3 transaction and the terms and provisions of the Rule 13e-3 transaction, including the reclassification of shares of common stock held by certain of our shareholders into shares of preferred stock, are substantively and procedurally fair to our unaffiliated shareholders. Our Board of Directors unanimously approved the three amendments, including the terms of the Rule 13e-3 transaction.

In the course of determining that the Rule 13e-3 transaction is fair to and is in the best interests of our unaffiliated shareholders (defined as those shareholders who are not our directors or executive officers), the Board considered a number of positive and negative factors affecting both unaffiliated shareholders who will continue to hold shares of our common stock as well as those shareholders whose shares of common stock will be reclassified into shares of preferred stock, which are set forth on pages 18-23. Republic’s Board of Directors chose a share reclassification to effect the going private transaction because it will enable those holders of our common stock that will receive shares of Series A Preferred Stock to retain an equity interest in Republic and therefore, realize the same value per share as holders of common stock in the event of any sale of Republic. The Board considered other alternatives, including a cash-out merger and reverse stock split, but decided against such alternatives because certain shareholders would receive only cash consideration and would no longer hold an equity interest in Republic. By structuring the transaction in this manner, the Board of Directors believes that it has attempted to balance the interests of reducing Republic’s expenses in transitioning to a non-SEC reporting company while at the same time affording all shareholders the opportunity to retain an equity ownership interest in Republic.

Our Board of Directors unanimously recommends that you vote FOR the proposed amendments to our Articles of Incorporation that will effect the Rule 13e-3 transaction.

Reasons for the Rule 13e-3 Transaction (page 12)

Our reasons for proposing the Rule 13e-3 transaction include the following:

•	the direct cost savings of approximately $136,000 per year that we expect to realize by eliminating periodic reporting requirements and reducing the expenses of shareholder communications. In addition to these annual costs, we estimate saving approximately $542,000 of one time costs associated with implementing certain requirements of the Sarbanes-Oxley Act of 2002;

•	allowing us to discontinue our reporting obligations with the SEC while enabling those shareholders receiving shares of Series A Preferred Stock to retain an equity interest in Republic and realize the same value per share as holders of common stock in the event of any sale of Republic;

•	given that there is no active public market in our common stock, that approximately 64% of our shareholders hold 2,100 or fewer shares, and that our earnings are currently, and are expected to continue to be, sufficient to support our anticipated growth, thereby deemphasizing any need to raise capital in the public market, there is little justification for remaining an SEC reporting company;

•	operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its time and attention on our customers and the communities in which we operate; and

•	management will have increased flexibility to consider and initiate actions that may produce future benefits and growth.

We considered that some of our shareholders may prefer to continue as shareholders of Republic as an SEC-reporting company, which is a factor weighing against the Rule 13e-3 transaction. However, we believe that the disadvantages of continuing our reporting obligations with the SEC outweigh the advantages associated with doing so.

Purpose and Structure of the Rule 13e-3 Transaction (page 11)

The purpose of the Rule 13e-3 transaction is to consolidate ownership of our common stock and reduce the number of our record shareholders of common stock to fewer than 300. If successful, we will be able to discontinue our SEC reporting requirements and allow our management to refocus time spent complying with SEC-reporting obligations on operational and business goals.

The transaction has been structured as a reclassification transaction whereby holders of record of 2,100 or fewer shares of common stock will receive shares of preferred stock on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholder. Because no cash payments will be made to shareholders in connection with the transaction, we will be able to discontinue our reporting obligations under the Securities Exchange Act of 1934, as amended, and achieve the goals outlined in this proxy statement without significant cost. See “Special Factors—Background of the Rule 13e-3 Transaction.”

The Rule 13e-3 transaction is being effected at the record shareholder level. This means that we will look at the number of shares of common stock registered in the name of a single holder to determine if that holder’s shares will be reclassified into shares of preferred stock. It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the reclassification transaction described in this proxy statement. Shareholders who have transferred their shares of our common stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of our common stock that its clients have deposited with it through a single nominee. This is what is meant by “street name.” If that single nominee is the record shareholder of more than 2,100 shares, then all of the shares of common stock registered in that nominee’s name will be unaffected by the reclassification transaction. Because the reclassification transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own 2,100 or fewer shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our common stock as they did at the start of this transaction, even if the number of shares of common stock they own is 2,100 or fewer.

If you hold any of your shares of common stock in “street name,” you should talk to your broker, nominee or agent to determine how they expect the reclassification to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification, you may have no way of knowing whether you will be receiving shares of Series A Preferred Stock in the transaction until it is completed. However, because we believe it is likely that any brokerage firm or other nominee will hold more than 2,100 shares of common stock in any one account, we think it is likely that all “street name” holders will continue to remain common stock shareholders.

Effects of the Rule 13e-3 Transaction (page 23)

The Rule 13e-3 transaction is a going private transaction for Republic, meaning it will allow us to deregister with the SEC and, as a consequence, we will no longer be subject to reporting obligations under federal securities laws. As a result of the Rule 13e-3 transaction, among other things:

•	the number of record shareholders of our common stock, measured as of December 1, 2005, will be reduced from approximately 661 to approximately 239, the number of outstanding shares of our common stock will decrease approximately 8.65% from 4,000,314 shares to approximately 3,654,181 shares and the number of outstanding shares of our preferred stock will correspondingly increase from zero shares to approximately 346,133 shares, to be held by approximately 422 record shareholders;

•	because of the reduction of our total number of record shareholders of common stock to fewer than 300, we will be allowed to terminate our status as a reporting company with the SEC; and

•	those shareholders receiving shares of preferred stock will continue to have an equity interest in Republic and therefore will still be entitled to realize the same value per share as the holders of common stock in the event of any future sale of the company.

For a further description of how the Rule 13e-3 transaction will affect our unaffiliated shareholders, including the different effects on the shareholders, please read the discussion under “Special Factors—Effects of the Rule 13e-3 Transaction on Shareholders Generally.”

Terms of the Series A Preferred Stock to be Received in the Rule 13e-3 Transaction (page 32)

As of the date of this proxy statement, the only authorized shares we had outstanding were shares of our common stock. The amendments authorize the issuance of 500,000 shares of preferred stock, $1.00 par value, to be designated as Series A Preferred Stock. The terms of the Series A Preferred Stock provide as follows:

•	Dividend Rights. Holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends, such that holders of the shares shall receive dividends, when and if declared and paid by Republic, prior to the receipt of dividends by the holders of common stock. Republic is not required to pay any dividends on the Series A Preferred Stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Republic will not accumulate to future periods and will not represent a contingent liability of Republic. Republic has not paid any dividends on its common stock since inception and has no plans to pay any dividends in the foreseeable future.

•	Perpetual Preferred Stock. The Series A Preferred Stock is referred to as perpetual preferred stock. Under the banking laws, this is defined as preferred stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

•	Voting Rights. Holders of Series A Preferred Stock are entitled to vote only upon:

•	any merger, acquisition of all of the capital stock of, or other business combination involving Republic (other than with an entity 50% or more of which is controlled by, or is under common control with, Republic), in which Republic is not the surviving entity, or in which Republic survives the transaction as a subsidiary of another entity, or the purchase of all or substantially all of the assets of Republic (a “Change in Control”); or

•	any amendment to Republic’s Articles of Incorporation if the amendment would affect the Series A Preferred Stock as required by Article 4.03 of the Texas Business Corporation Act (including, among other things, a change in the number of authorized shares of such shares, a change in the preferences, limitations or relative rights of the shares or an exchange or reclassification of any shares of such series).

On those matters on which the holders of the Series A Preferred Stock are entitled to vote, the holders have the right to one vote for each such share of Series A Preferred Stock held, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of Republic and the Texas Business Corporation Act. Further, on the matters listed above, the holders of Series A Preferred Stock shall vote as a separate class.

•	Conversion Rights. The shares of Series A Preferred Stock automatically convert into shares of Republic common stock upon a Change in Control of Republic, with each share of Series A Preferred Stock convertible into one share of common stock.

•	Liquidation Rights. Each share of Series A Preferred Stock ranks senior to each share of Republic common stock with respect to the distribution of assets upon liquidation, dissolution or winding up of Republic, whether voluntary or involuntary. In the event of any such liquidation, dissolution or winding up, no distribution shall be made to the holders of shares of Republic common stock or other class capital stock of Republic ranking junior to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the greater of the book value per share of the preferred stock as of the date of liquidation, the per share amount to be paid to the holders of common stock or $10.00 per share, which is equal to the book value per share of Republic common stock as of September 30, 2005.

•	Preemptive Rights. Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of Republic that may be issued in the future.

•	Redemption Rights. Holders of Series A Preferred Stock have no right to require that Republic redeem their shares nor does Republic have the right to require the holders of the Series A Preferred Stock to sell their shares to Republic.

The following table compares the rights of holders of the Series A Preferred Stock to the rights of holders of the common stock:

	RIGHTS OF COMMON STOCK	RIGHTS OF SERIES A PREFERRED STOCK

VOTING RIGHTS	Holders of common stock can vote on any matter that is subject to shareholder approval. Holders of common stock are entitled to cumulate their votes in the election of directors.	Except as provided by law, holders of Series A Preferred Stock are entitled to vote only upon proposals for (i) a Change in Control of Republic or (ii) any amendment to Republic’s Articles of Incorporation if the amendment would affect the Series A Preferred Stock as required by Article 4.03 of the Texas Business Corporation Act. On the matters listed above, holders of Series A Preferred Stock shall vote as a separate class.

DIVIDEND RIGHTS	Holders of common stock are subordinate to holders of Series A Preferred Stock in the distribution of dividends, when and if declared and paid by Republic, such that holders of our common stock are not entitled to receive dividends unless such dividends are paid in full on the Series A Preferred Stock prior to the receipt of dividends by the holders of common stock.	Holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends, when and if declared and paid by Republic, such that holders of the Series A Preferred Stock are entitled to receive dividends in an amount not less than that paid on the shares of common stock prior to the receipt of dividends by the holders of common stock.

CONVERSION RIGHTS	The common stock is not convertible into or exchangeable for any other security of Republic.	The shares of Series A Preferred Stock automatically convert into shares of common stock upon a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock.

LIQUIDATION RIGHTS	Holders of common stock have no liquidation preference in the distribution of assets of Republic in the event of any voluntary or involuntary liquidation, dissolution or winding up of Republic.	Holders of Series A Preferred Stock are entitled to a preference in the distribution of assets of Republic in the event of any voluntary or involuntary liquidation, dissolution or winding up of Republic equal to the greater of the book value per share of the preferred stock as of the date of liquidation, the amount per share to be paid to holders of common stock, or $10.00 per share, the book value per share of Republic common stock as of September 30, 2005.

Interests of Certain Persons in the Rule 13e-3 Transaction (page 28)

You should be aware that our directors and executive officers have interests in the Rule 13e-3 transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the Rule 13e-3 transaction.

We expect that all of our directors and executive officers (6 persons) will own more than 2,100 shares of our common stock at the effective time of the Rule 13e-3 transaction, and will therefore continue as holders of common stock if the Rule 13e-3 transaction is approved and consummated. In addition, because there will be fewer outstanding shares of common stock, these directors and executive officers will own a larger relative percentage of the common stock on a post-transaction basis, which will continue to have voting rights, in contrast with the shares of Series A Preferred Stock, which will have limited voting rights (see “Description of Capital Stock—Series A Preferred Stock to be Issued in the Rule 13e-3 Transaction” on page 32). As of the record date, our directors and executive officers collectively beneficially held 615,080 shares or 14.80% of our common stock (including vested options to acquire shares of common stock), and had voting power over 459,880 shares or 11.50% of our common stock. If the Rule 13e-3 transaction is effected, our directors and executive officers are expected beneficially hold approximately 16.83% of our common stock and will have voting power with respect to approximately 12.59% of our common stock. This represents a potential conflict of interest because our directors approved the reclassification transaction and are recommending that you approve it. Despite this potential conflict of interest, the Board believes the Rule 13e-3 transaction is fair to our unaffiliated shareholders for the reasons discussed in this proxy statement.

In addition, the Board of Directors, throughout its consideration of the transaction, considered the interests of both the shareholders retaining their common stock and those shareholders receiving preferred stock. See “Special Factors – Background of the Rule 13e-3 Transaction” and “Special Factors – Fairness of the Rule 13e-3 Transaction; Recommendation of the Board of Directors” for a discussion of how the Board of Directors addressed these concerns.

Financing of the Rule 13e-3 Transaction (page 29)

We estimate that the total fees and expenses relating to the Rule 13e-3 transaction will be approximately $85,000. We intend to pay these transaction amounts through dividends paid to us by our subsidiary bank. Accordingly, we believe that we will be able to achieve the goals outlined in this proxy statement without significant cost.

Material Federal Income Tax Consequences of the Rule 13e-3 Transaction (page 29)

We believe that the Rule 13e-3 Transaction, if approved and completed, should have the following federal income tax consequences:

•	the Rule 13e-3 Transaction should result in no material federal income tax consequences to us;

•	those shareholders receiving Series A Preferred Stock for their shares of common stock should not recognize any gain or loss in the Rule 13e-3 Transaction, their adjusted tax basis in the Series A Preferred Stock will equal the adjusted tax basis in their shares of common stock, and their holding period for shares of Series A Preferred Stock will include the holding period during which their shares of common stock were held;

•	if the Series A Preferred Stock converts into our common stock upon a Change in Control, a subsequent sale or other disposition, other than a redemption, of the common stock will result in a capital gain or loss;

•

if the Series A Preferred Stock is sold or disposed of, other than in a redemption, prior to a Change in Control, the amount realized will be treated as ordinary income (dividend income) to the extent that the fair market value of the Series A Preferred Stock sold, determined on the date distributed to the shareholder, would have been a dividend to such shareholder had Republic distributed cash in lieu of stock. Any excess of the amount received over the amount treated as ordinary income plus the adjusted tax basis of the Series A Preferred Stock will be treated as a capital gain. No loss will be recognized. Under current tax law, the above dividend income will be taxed at the same rates that apply to net capital gains (i.e., 5% and 15%). The current tax law provision in which dividends are taxed at net capital gain rates will not apply for tax years beginning after December 31, 2008. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for dividend income beginning January 1, 2009; and

•	those shareholders continuing to hold common stock will not recognize any gain or loss or dividend income in connection with the reclassification.

Effect of the Rule 13e-3 Transaction on the Republic Employee Stock Purchase Plan (page 29)

We sponsor an employee stock purchase plan for all of our employees which is more fully described on page 29. In connection with the Rule 13e-3 transaction, Republic intends to amend the employee stock purchase plan. The amendments will provide that holders of common stock will be entitled to purchase common stock under the plan and holders of Series A Preferred Stock will be entitled to purchase Series A Preferred Stock under the plan. New participants in the plan will be entitled to purchase Series A Preferred Stock. As a result of this change, the plan will no longer be a qualified plan, meaning that employees will recognize taxable income equal to the 15% difference between the purchase price and the market value of the common stock or Series A Preferred Stock, as the case may be, at the time the stock is purchased. In addition, any shares purchased through the plan will be restricted securities and can only be resold by the shareholders upon registration of such shares with the SEC or pursuant to an exemption from such registration.

A WARNING ABOUT FORWARD LOOKING STATEMENTS

We have made forward-looking statements in this proxy statement (and in documents to which we refer you in this proxy statement) that are subject to risks and uncertainties. You can identify these statements from our use of the words “anticipate,” “believe,” “continue,” “expect,” “estimate,” “intend,” “may,” “will,” “should” and similar expressions. These forward-looking statements include information about possible or assumed future results of our operations after the transaction is completed. Important factors that could cause actual results or developments to differ materially from estimates or projections contained in our forward-looking statements include, without limitation:

•	general business and economic conditions in the markets we serve may change or be less favorable than anticipated;

•	deposit attrition, operating costs, customer loss and business disruption may be greater than expected;

•	competition among financial services companies may increase;

•	changes in the interest rate environment may reduce our interest margins;

•	changes in market rates and prices may impact the value of our securities, loans, deposits and other financial instruments;

•	our actual cost savings resulting from the transaction are less than expected or we are unable to realize those cost savings as soon as expected;

•	legislative or regulatory changes may adversely affect our businesses;

•	personal or commercial customers’ bankruptcies increase;

•	changes may occur in the securities markets; and

•	operational risks may occur, including data processing system failures or fraud.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement, any supplement to this proxy statement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so, such as in the event of a material change in the information previously disclosed.

QUESTIONS AND ANSWERS

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held on , 2005 at 4:00 p.m., local time, at 14604 Northwest Freeway (Highway 290 at Windfern), Houston, Texas.

Q:	What vote is required to approve the amendments?

A:	Approval of each of the amendments to our Articles of Incorporation requires the affirmative vote of the holders of two-thirds of the shares of our common stock outstanding on , 2005, or 2,666,876 shares of the 4,000,314 total outstanding shares on such date. The Rule 13e-3 transaction will not be affected unless all three amendments are approved. As of the record date, our directors and executive officers (6 persons) were entitled to vote, in the aggregate, 459,880 shares, or 11.50% of our outstanding common stock at the special meeting. These shares are expected to be voted for approval of the amendments. Accordingly, at least 2,206,996 shares held by unaffiliated shareholders, or 55.17% of our outstanding common stock, must be voted in favor of the amendments in order to approve them.

Q:	How does the Board of Directors recommend that I vote?

A:	Our Board of Directors has determined that the Rule 13e-3 transaction is advisable and in the best interests of Republic and its affiliated and unaffiliated shareholders. Our Board of Directors has unanimously approved the amendments and the Rule 13e-3 transaction and recommends that you vote FOR approval of the amendments at the special meeting.

In considering the recommendation of the Board of Directors, you should be aware that as of the record date, our directors and executive officers (6 persons) beneficially own (including shares that may be acquired pursuant to the exercise of vested stock options) approximately 14.80% of the outstanding shares of our common stock as of             , 2005 and all of such persons are expected to continue as shareholders and beneficially own approximately 16.83% of our common stock following the Rule 13e-3 transaction, which will continue to have voting rights, in contrast with the shares of preferred stock, which will have limited voting rights. Also, our current executive officers and directors will continue as our executive officers and directors following the Rule 13e-3 transaction. See “Special Factors—Interests of Certain Persons in the Rule 13e-3 Transaction” and “Information About Republic and its Affiliates—Security Ownership of Certain Beneficial Owners and Management.”

Q:	What happens if I transfer my shares after the record date?

A:	The record date for the special meeting is earlier than the expected date of the reclassification transaction. Therefore, if you transfer your shares of Republic common stock after the record date, but prior to consummation of the reclassification transaction, you will retain the right to vote at the special meeting, but the right to receive any consideration in the Rule 13e-3 transaction will transfer with your shares of common stock.

Q:	What do I need to do now?

A:	After you have thoroughly reviewed this proxy statement, simply indicate on your proxy card how you want to vote and sign, date and complete your proxy card and mail it in the enclosed envelope so that your shares can be represented at the special meeting.

Q:	What is the purpose of the proxy card?

A:

A proxy card, in the form enclosed, which is properly executed by the shareholder and returned to us and not subsequently revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxy. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the amendments to the Articles of Incorporation. The proxy also grants discretionary authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting, provided that the proxies will not use such discretionary authority granted from shareholders who voted against the amendments to vote to adjourn the special meeting to solicit additional votes.

Q:	What happens if I don’t return a proxy card?

A:	Because approval of the amendments requires the approval of the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote, the failure to return your proxy card has the same effect as if you voted against the amendments unless you attend the special meeting and vote in person.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or attend the special meeting and notify the secretary of the special meeting that you want to vote in person. You may not change your vote by facsimile or telephone. We must receive all revocations and proxy cards prior to the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote those shares for me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Will I have appraisal or dissenters’ rights in connection with the Rule 13e-3 transaction?

A:	No. Under Texas law, which governs the Rule 13e-3 transaction, you do not have the right to dissent from the Rule 13e-3 transaction and seek the fair value of your shares of our common stock, even if you vote against the amendments.

Q:	Should I send in my stock certificates now?

A:	No. If you own in record name 2,100 or fewer shares of common stock of record after the Rule 13e-3 transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for shares of preferred stock. If you own in record name more than 2,100 shares of our common stock, you will continue to hold the same shares after the Rule 13e-3 transaction as you did before and you do not need to send in your stock certificate or take any other action after the transaction.

Q:	What if I cannot find my stock certificates?

A:	The materials we will send you after the Rule 13e-3 transaction is completed will include an affidavit and indemnity agreement that you will need to sign attesting to the loss of your certificates. Republic will also require that you provide a bond to cover any potential loss to Republic.

Q:	Where can I find more information about Republic?

A:	We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at www.sec.gov.

For a more detailed description of the information available, please see page 45.

Q:	Who can help answer my questions?

A:	If you have additional questions about the Rule 13e-3 transaction or the special meeting, you should contact R. John McWhorter, Chief Financial Officer, at Republic Bancshares of Texas, Inc. 4200 Westheimer, Suite 101, Houston, Texas 77027, telephone (281) 453-4100.

SPECIAL FACTORS

Purpose and Reasons for the Rule 13e-3 Transaction

Purpose for the Rule 13e-3 Transaction

The primary purpose of the Rule 13e-3 transaction is to enable us to terminate the registration of our common stock under Section 12(g) of the Exchange Act. Although we intend to keep our shareholders informed regarding our business operations and financial results after the reclassification, we anticipate that such termination will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Exchange Act.

For further background on the reasons for undertaking the reclassification transaction at this time, see “— Republic’s Reasons for the Rule 13e-3 Transaction,” “— Background of the Rule 13e-3 Transaction” and “— Fairness of the Rule 13e-3 Transaction; Recommendation of the Board of Directors.”

The proposed transaction has been structured as a share reclassification to allow small shareholders the opportunity to retain an equity interest in Republic by receiving the shares of preferred stock and thereby realize the same value per share as holders of common stock in the event of any sale of Republic, to avoid disruption to holders of more than 2,100 shares of common stock who will remain unaffected in the transaction, and to limit the costs of the Rule 13e-3 transaction by avoiding costs associated with cashing out the shares of the holders of 2,100 or fewer shares of common stock.

The Board elected to structure the transaction to take effect at the record shareholder level, meaning that Republic will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be reclassified into shares of Series A Preferred Stock. The Board chose to structure the transaction this way in part because it determined that this method would provide Republic with the best understanding at the effective time of how many shareholders would receive shares of preferred stock, because Republic National Bank, the company’s transfer agent will be able to provide it with a complete and final list of all record shareholders at the effective time. In addition, the Board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will receive shares of Series A Preferred Stock or will continue to own shares of common stock. See “— Record and Beneficial Ownership of Common Stock” on page 26. Shareholders who would prefer to remain as holders of common stock may attempt to acquire a sufficient number of shares so that they would hold at least 2,101 shares in their own name immediately prior to the reclassification. Further, beneficial owners who would receive shares of preferred stock if they were record owners instead of beneficial owners, and wish to receive shares of the Series A Preferred Stock in the reclassification, should discuss with their broker or nominee the procedure and cost, if any, to transfer their shares into a record account. There is no cost imposed by Republic National Bank, as Republic’s transfer agent, with respect to the transfer of shares into or out of record holder accounts. The Board believes that this flexibility would help to enhance the substantive fairness of the transaction to all shareholders. Overall, the Board determined that structuring the reclassification as one that would affect shareholders at the record holder level would be the most efficient and cost-effective way to achieve its goal of deregistration, notwithstanding any uncertainty that may be created by giving shareholders the flexibility to transfer their holdings. For further background on the alternative structures considered by the Board of Directors and the selection of the 2,100 share level, see “— Alternatives Considered,” “— Background of the Rule 13e-3 Transaction” and “— Fairness of the Rule 13e-3 Transaction; Recommendation of the Board of Directors.”

We had approximately 661 record shareholders as of December 1, 2005 and, to our knowledge, approximately 45 persons hold their shares in “street name” through brokers or other intermediaries. Of our approximately 661 shareholders, we believe approximately 64% of our shareholders hold 2,100 or fewer shares. As a result, there is a limited market for our shares of common stock and our Board of Directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act. These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, the Board of Directors and management team, having these reports reviewed by outside counsel and independent auditors and documenting our internal controls in preparation for an internal control audit to be filed with the SEC.

As mentioned above, we incur significant direct costs attributable to our compliance with the SEC’s filing and reporting requirements imposed on public companies. We also incur substantial indirect costs as a result of, among other things, the management time and attention spent to prepare and review these filings that could otherwise by deployed toward revenue enhancing activities. Although it is impossible to specifically quantify these indirect costs, we estimate that our management and staff spend an average of 10% of their time (equating to approximately nine days per quarter) on activities directly related to compliance with federal securities laws such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing our disclosure and internal controls, monitoring and reporting transactions and other data related to insiders’ stock ownership and consulting with independent auditors and counsel on compliance matters. Our direct and indirect costs related to being a public company are estimated to approximate $186,000 annually, as follows:

Direct Costs
Independent registered public accounting firm	$80,000
SEC counsel	7,000
SEC reporting and filing	29,000
Annual report	20,000

Indirect Costs
Management staff and time	$50,000

Total costs	$186,000

It is important to note that in addition to the above-referenced estimated annual cost savings, the reclassification transaction and termination of our Exchange Act registration would result in a significant cost savings due to Republic not being subject to new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Preparing Republic to comply with Section 404 of the Sarbanes-Oxley Act would require significant expenditures during 2006, including costs related to computer software and hardware, fees to third parties for compliance planning, assessment, documentation and testing and costs related to management and other employees. These costs are estimated to be approximately $542,000. In light of these expenses and the thin trading market in our common stock, our Board of Directors believes that we and our shareholders receive little benefit from being registered under the Exchange Act.

Republic’s Reasons for the Rule 13e-3 Transaction

We are undertaking the Rule 13e-3 transaction at this time to end our SEC reporting obligations, which will enable us to save Republic and our shareholders the substantial costs associated with being a reporting company. These costs are only expected to increase over time. The specific factors considered in electing at this time to undertake the Rule 13e-3 transaction and become a non-SEC reporting company are as follows:

•	We estimate that we will eliminate direct costs and avoid immediately anticipated future costs of approximately $136,000 by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications. In addition to these annual costs, which we expect to increase over time, we estimate saving approximately $542,000 of one time costs associated with implementing the requirements of the Sarbanes-Oxley Act;

•

We believe that, as a result of the recent disclosure and procedural requirements resulting from the Sarbanes-Oxley Act, the legal, accounting and administrative expense and the attention required of our

Board of Directors, management and staff necessary to continue as an SEC-reporting company will continue to increase, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with company financial information by mailing annual reports to our shareholders, but we expect the costs associated with these reports will be less than those we incur currently. In particular, we will no longer be required to prepare detailed disclosures regarding executive compensation, corporate governance and management stock ownership, or to include a management’s discussion and analysis of our results of operations and financial condition in our annual reports to shareholders;

•	In the Board of Directors’ judgment, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of heightened government oversight, given the low trading volume in our common stock and that approximately 64% of our shareholders hold 2,100 or fewer shares, and given that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive;

•	Operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate;

•	Operating as a non-SEC reporting company will increase management’s flexibility to consider and initiate actions that may produce future benefits and growth;

•	The Rule 13e-3 transaction proposal allows us to discontinue our reporting obligations with the SEC, and allows those shareholders receiving shares of preferred stock to retain an equity interest in Republic and therefore, realize the same value per share as holders of common stock in the event of any sale of Republic; and

•	Completing the Rule 13e-3 transaction at this time will allow us to begin to realize the cost savings in the near future and will allow our management to redirect its focus to our customers, business and communities.

Other than the cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above, Republic does not have any other purpose for engaging in the Rule 13e-3 transaction at this particular time.

The Rule 13e-3 transaction, if completed, will have different effects on the holders of common stock and those receiving shares of preferred stock. You should read the discussions under “— Fairness of the Rule 13e-3 Transaction; Recommendation of the Board of Directors” and “— Effects of the Rule 13e-3 Transaction on Shareholders Generally” for more information regarding these effects of the Rule 13e-3 transaction.

Our Board considered that some shareholders may prefer to continue as shareholders of Republic as an SEC reporting company, which is a factor weighing against the Rule 13e-3 transaction. There can be many advantages to being a public company, possibly including a higher stock value, and if the shares of company stock were listed on a stock exchange or quoted on The Nasdaq Stock Market or other automated quotation system, such advantages may include a more active trading market and the enhanced ability to use company stock to raise capital or make acquisitions. However, there is a limited market for our common stock, and historically our shares have been inactively traded. Therefore, we have not been able to effectively take advantage of these benefits. For example, we believe that in recent years the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading. We believe that even if our common stock were listed on a stock exchange or quoted on Nasdaq or other automated quotation system, it is highly speculative whether such stock would ever achieve significant market value with an active and liquid market comprised of many buyers and sellers.

In addition, as a result of our limited trading market, we are unlikely to be well-positioned to use our public company status to acquire other business entities using our stock as consideration. Moreover, our limited trading market and the fact that our common stock is not listed on any stock exchange or quoted on Nasdaq or other automated quotation system could make it difficult for our shareholders to liquidate a large number of shares of our stock without negatively affecting the per share sale price. The Rule 13e-3 transaction will allow our shareholders receiving preferred stock to continue to have an equity interest in Republic and therefore realize the same purchase value as the holders of common stock in the event of any future sale of the company.

Therefore, our Board of Directors has concluded that the benefits of being an SEC reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations. Please refer to “— Fairness of the Rule 13e-3 Transaction; Recommendation of the Board of Directors” for a further discussion of the reasons supporting the Rule 13e-3 transaction.

Alternatives Considered

In making our determination regarding the Rule 13e-3 transaction, we considered other means of achieving the same result, but rejected these alternatives because we believed that the reclassification would be simplest, most cost-effective manner and would be most likely to achieve the desired result of allowing shareholders to retain an equity interest in Republic while eliminating the costs and burdens of public company status. These other alternatives considered included:

•	Issuer Tender Offer. We considered an issuer tender offer to repurchase shares of our outstanding common stock. Because acceptance of the tender offer would be voluntary, the results would be unpredictable and we were uncertain as to whether this alternative would result in participation by a sufficient number of record shareholders to accomplish the going private objective. Accordingly, we rejected this alternative.

•	Reverse Stock Split. We also considered the use of a process known as a reverse stock split. In a reverse stock split, we would reduce the number of issued and outstanding shares of our common stock through an amendment to our Articles of Incorporation, so that shareholders owning a certain number of shares would own less than one full share of our common stock, and we would pay cash for the resulting fractional share interests. While the reverse stock split would achieve the objective of reducing the number of record shareholders in a predictable manner, we chose the Rule 13e-3 transaction because we concluded that a reverse stock split would not offer smaller shareholders an opportunity to retain an equity interest in Republic and would cost more than the Rule 13e-3 transaction in that we would have to pay cash for fractional shares.

•	Cash-Out Merger. The Board considered a cash-out merger of Republic into a newly-formed corporation, with the conversion of the outstanding shares occurring in the same general manner and ratios as in the Rule 13e-3 transaction. However, the Board determined that a cash-out merger was not a preferable option because it did not offer shareholders an opportunity to retain an equity interest in Republic and due to the costs to cash out shareholders.

•	Purchase of Shares in the Open Market. We also considered purchasing shares of our common stock in the open market. We rejected this alternative because we concluded that it was highly unlikely that we could acquire shares from a sufficient number of holders to accomplish the going private objective.

We did not consider other methods to reduce expenses other than going private because (1) these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations, and (2) we were not aware of other methods of achieving expense reductions that were comparable with those reductions possible through the reclassification transaction. In addition, we did discuss the possibility of a third party buyout, but we did not pursue this course of action because no firm third party offer presently existed and we believe that we can best maximize shareholder value by remaining an independent banking organization. Remaining independent will enable us to focus our growth in our target markets and capitalize on our local market presence, which we believe will enhance our earnings.

Other Considerations. In approving and recommending the proposed Rule 13e-3 transaction, our directors were aware of potential conflicts of interest, or appearances of conflicts of interest issues. The transaction will result in an increase in the percentage of ownership of our common stock of all directors and executive officers. As a group, our directors and officers beneficially own approximately 14.80% of the outstanding shares of our common stock and following the Rule 13e-3 transaction, our directors and executive officers would beneficially own approximately 16.83% of the shares of our common stock. However, this benefit is shared proportionally by all remaining holders of our common stock. Further, the Board did not set the 2,100 share threshold in order to avoid any director or executive officer receiving shares of preferred stock in the Rule 13e-3 transaction. In addition, it is expected that the proposed transaction will, after it is concluded, reduce the risk of litigation and liability to which directors and officers of public companies are exposed.

While the foregoing narration of factors considered by our Board of Directors is intended to discuss in reasonable detail the material factors on which the Board relied, it does not necessarily reflect all factors involved in the process. In view of the variety of factors considered in connection with the Board’s evaluation of the reclassification transaction proposal, our Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. We considered all the factors as a whole in reaching our determination. In addition, individual members of our Board of Directors may have given different weights to different factors.

The Rule 13e-3 transaction is being proposed at this time because the sooner the transaction can be implemented, the sooner we will cease to incur the expenses and burdens associated with the reporting requirements of the Exchange Act. We determined that a share reclassification was the best choice for the shareholders and us. We estimate that following completion of the proposed Rule 13e-3 transaction, approximately 239 shareholders of record of our common stock will remain and we will have approximately 422 holders of record of the preferred stock, which will leave us below the maximum of 300 shareholders of record of our common stock necessary to terminate our registration under the Exchange Act and no longer be subject to the related reporting requirements.

Background of the Rule 13e-3 Transaction

Overview. Republic, a Texas corporation, was formed in 2001 for the purpose of serving as the parent bank holding company for Republic National Bank (the “Bank”). The Bank was chartered as a national banking association and began operations on November 13, 1998. We offer a diversified range of commercial and personal banking products and services to small- and medium-sized businesses and consumers through six (6) full-service banking offices located in Houston, Texas. Our headquarters are located at 4200 Westheimer, Suite 101, Houston, Texas 77027 and our telephone number is (281) 453-4100.

As of December 1, 2005, there were 4,000,314 shares of Republic common stock issued and outstanding and held by 661 record holders. Approximately 422 of these record shareholders held 2,100 or fewer shares (not including beneficial owners whose shares may be registered in “street” name). Collectively, these 422 record holders own an aggregate of approximately 346,133 shares, representing approximately 8.65% of our outstanding shares. Additionally, based on available information, we estimate that approximately 18,776 shares are held in street name by brokers or other nominees for the benefit of approximately 16 owners who hold 2,100 or fewer shares of our common stock.

Board of Directors Consideration. There is no market for our common stock and our common stock is not listed on a securities exchange or quoted on The Nasdaq Stock Market or other automated quotation system. However, as a result of the public offering of the Bank’s stock in 1998 and the size of our shareholder base, the Bank, and after its formation, Republic, have filed reports under the Exchange Act since 1998. These reports include annual, quarterly and current reports presenting and analyzing our business, financial condition, results of operations and management structure; ongoing reports regarding insiders’ stock transactions and potential short swing profit liability; and proxy statements disclosing information about our directors and executive officers, their compensation and our corporate governance process.

Although our public reporting obligations have existed since 1998, the Sarbanes-Oxley Act of 2002 has added several reporting and procedural requirements that have become effective at various points during the past two years. As a result of the Sarbanes-Oxley Act, we have become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our Board committees. We have also become subject to accelerated and expanded disclosure requirements relating to our corporate and trading activities. As a result of these new requirements, our cost of compliance has increased, particularly relative to our limited personnel resources and market capitalization. We anticipate further significant increases resulting from the upcoming requirement that we prepare and file with the SEC an audited report as to our internal controls for fiscal 2006. See “—Purpose and Reasons for the Rule 13e-3 Transaction” on page 11.

In January 2005, our Board initially began to evaluate generally the advantages and disadvantages of repurchasing shares from shareholders. At this time, management informally considered the possible methods of repurchasing shares, including an open market repurchase plan and a fixed price tender offer. No formal action was taken with respect to terminating our reporting obligations at that time.

On February 22, 2005, our Board met with Keefe, Bruyette & Woods, Inc., an investment banking firm, to discuss alternatives to better manage our large shareholder base and evaluate our status as an SEC reporting company. The alternatives considered included a possible going private transaction, various structures of which were discussed, including a reverse stock split whereby shareholders owning less than a certain number of shares would be “cashed-out” of the company or the issuance of preferred stock to holders of a smaller number of shares of common stock, as well as alternatives such as a tender offer, stock repurchases on the open market, other methods of reducing the number of outstanding shares of our common stock (although not necessarily the number of our record shareholders), or continuing operations as a SEC reporting company. At the meeting, a 2,100 share cutoff number was discussed and management was requested to bring back additional information to the Board regarding the resultant effect on the number of company shareholders. Subsequent to this meeting, the Board of Directors considered these discussions and evaluated the costs associated with a potential going private transaction and the ongoing costs of remaining an SEC reporting company.

At the February 22, 2005 meeting, the Board also reviewed our strategic alternatives, including the potential advantages and disadvantages of a going private transaction and continuing operations as an SEC reporting company. At this meeting, after substantial discussion of the alternatives, the Board of Directors directed management to further analyze the costs and benefits of a going private transaction. Our Board’s determination to evaluate a going private transaction was based, among other things, on:

•	the administrative burden and expense of making our periodic filings with the SEC;

•	the increased flexibility, as a non-SEC reporting company, that management might have to consider and initiate actions that may produce long-term benefits and growth;

•	the administrative burden and expense of maintaining numerous shareholder accounts; the low trading volume of our common stock and the resulting lack of an active market for our shareholders;

•	the desire that a going-private transaction could be structured in a manner that all shareholders would still retain an equity interest in the company, and would not be forced out by means of a cash-out merger, reverse stock split or other transaction; and

•	the estimated expense of a going private transaction.

At a special meeting of the Board of Directors held on September 13, 2005, management discussed its analysis of the costs and benefits associated with a potential going private transaction and the ongoing costs of remaining an SEC reporting company. The Board then renewed its discussions as to whether it was in our best interests and the best interests of our shareholders to engage in the going private transaction. After lengthy discussion, the Board unanimously determined that we would go forward with the going private proposal in the form of a reclassification transaction and unanimously approved the amendments to the Articles of Incorporation.

In approving the Rule 13e-3 transaction, the Board took into consideration the fact that holders of 2,100 or fewer shares of common stock would not be “cashed out” of the company but, rather, would retain an equity interest in Republic and therefore, realize the same value per share as holders of common stock in the event of any future sale of Republic. The Board also considered that, because shareholders would be aware of the 2,100 share cutoff for having shares of common stock reclassified into shares of preferred stock, small shareholders who would still prefer to remain as holders of our common stock, despite the Board’s recommendation, may attempt to do so by trying to acquire a sufficient number of shares so that they would hold at least 2,101 shares in their own name immediately prior to the reclassification. The Board noted that while in certain situations this could allow a small shareholder to have some control over the decision as to whether to remain a holder of common stock after the reclassification is effected, or to have their shares of common stock reclassified into preferred stock in the transaction, it is unlikely to have much impact with our shareholders because of the lack of an active trading market for our common stock.

In addition, beneficial owners who hold 2,100 or fewer shares of common stock, and who wish to receive those shares of preferred stock from Republic as a part of the Rule 13e-3 transaction, would have the ability to inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account. There is no cost imposed by Republic National Bank, as Republic’s transfer agent, with respect to the transfer of shares into or out of record holder accounts. The Board believed that this flexibility helped to balance the interests of the shareholders continuing to hold common stock and shareholders who would have their shares of common stock reclassified into preferred stock.

In determining the number of shares a shareholder needed to own in order to remain a shareholder after the Rule 13e-3 transaction, the Board’s primary consideration was how best to achieve the goal of becoming a non-SEC reporting company while at the same time allowing all shareholders to retain an equity ownership interest in the company. The Board considered a variety of cutoff numbers including using 1,500 shares as the minimum number of shares a shareholder needed to own in order to continue as a holder of common stock after the Rule 13e-3 transaction. The Board determined, however, that 1,500 shares was too low of a threshold because, although there would be fewer than 300 record shareholders if a transaction were completed at that level, the number of holders of common stock would be reduced to 262, a level that the Board felt was too high and would not allow enough room for growth going forward. In addition, the Board considered that a higher ratio would also sufficiently reduce the shares outstanding so that re-registration of the common stock would not be required in the near future, even if continuing shareholders who hold their shares in street name transfer ownership of their shares into record accounts. Therefore, the Board selected 2,101 shares as the minimum number of shares required to remain as a record shareholder of common stock. This number was chosen because it represented a cut-off among shareholders that would likely result, after completion of the Rule 13e-3 transaction, in the number of record shareholders being less than the 300 record shareholder limit necessary to terminate our reporting requirements with the SEC. At the same time, this would result in a relatively moderate number of shares (estimated at approximately 346,133 or 8.65%, of our outstanding shares at the time of the special meeting) being reclassified into preferred stock in the proposed Rule 13e-3 transaction.

The Board determined that the proposed Rule 13e-3 transaction was fair to our unaffiliated shareholders, including our unaffiliated shareholders who will receive Series A Preferred Stock and our unaffiliated shareholders who will continue to hold common stock. In making this determination, the Board did not utilize the following procedural safeguards:

•	the Rule 13e-3 transaction was not structured to require separate approval by a majority of those shareholders who are not our executive officers or directors; and

•	the Board of Directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors for purposes of negotiating the terms of the Rule 13e-3 transaction or to prepare a report regarding the fairness of the transaction.

As a part of the Board’s discussions, the Board unanimously determined not to form an independent special committee to evaluate the proposed Rule 13e-3 transaction. In making this determination, the Board took into consideration the fact that our Board members, primarily comprised of independent directors, would be treated the same as other shareholders in the transaction, that it was expected that all of our Board members would remain holders of common stock following the Rule 13e-3 transaction, and that the 2,100 share cutoff number had been proposed, and ultimately was selected as described below, solely because the Board believed that it was the most efficient and effective means to assure reduction in the number of record holders of common stock to below 300. As a result, the Board believed that consideration of the transaction by the full Board was a sufficient procedural safeguard that made it unnecessary to form a special committee.

The Board also unanimously determined not to offer neutralized voting, or approval of the transaction by a majority of unaffiliated shareholders. Because affiliated and unaffiliated shareholders would be treated identically under the terms of the Rule 13e-3 transaction as proposed, the Board did not believe that this procedural safeguard was a necessary measure. Although the Board of Directors believes that the procedural safeguards of a special committee and neutralized voting were not necessary, in rendering its determination, the Board did consider that the members of the Board and the executive officers of Republic control approximately 11.50% of the voting power of our outstanding common stock and would control an increased voting percentage following the proposed transaction. See “— Effects of the Rule 13e-3 Transaction on Republic; Increased Ownership Percentage of Executive Officers and Directors” for a further discussion of the effect on director and executive officer share ownership.

Fairness of the Rule 13e-3 Transaction; Recommendation of the Board of Directors

The structure and terms of the Rule 13e-3 transaction were determined by our current management and our Board of Directors. Our Board of Directors currently consists of five (5) persons, four (4) of whom are independent directors and one (1) of whom is an officer of Republic.

After considerable discussion, our Board of Directors unanimously determined and believes that the Rule 13e-3 transaction is in the best interests of us and our shareholders. All of the members of our Board of Directors and our executive officers have expressed an intention to vote in favor of the Rule 13e-3 transaction for the reasons described below. As of December 1, 2005, our directors and executive officers (6 persons) owned a total of 459,880 shares of our common stock, or approximately 11.50% (not including any shares that may be acquired pursuant to the exercise of stock options) of the total shares entitled to vote at the special meeting. Accordingly, only the approval of shareholders owning an additional 2,206,996 shares or 55.17% of the shares entitled to vote at the special meeting is necessary for the approval of the Rule 13e-3 transaction. Based on a careful review of the facts and circumstances relating to the Rule 13e-3 transaction, our Board of Directors believes that the Rule 13e-3 transaction and the terms and provisions of the reclassification transaction, are substantively and procedurally fair to our unaffiliated shareholders.

Substantive Fairness

In concluding that the terms and conditions of the Rule 13e-3 transaction, including the shares of preferred stock to be received by holders of 2,100 or fewer shares of common stock, are substantively fair to our unaffiliated shareholders, our Board of Directors considered a number of factors. In its consideration of both the procedural and substantive fairness of the transaction, the Board considered the potential effect of the transaction as it relates to all shareholders generally, to shareholders receiving preferred stock and to shareholders continuing to own shares of common stock. Because the transaction will affect shareholders differently only to the extent that some will receive shares of preferred stock in the Rule 13e-3 transaction and some will retain their shares of common stock, these are the only groups of shareholders with respect to which the Board considered the relative fairness and the potential effects of the transaction. See “Effects of the Rule 13e-3 Transaction on Shareholders Generally.”

The factors that our Board of Directors considered positive for all unaffiliated shareholders, including both those who will continue to hold common stock as well as those who will receive shares of Series A Preferred Stock, included the following:

•

our smaller shareholders who prefer to remain as holders of our common stock of Republic, despite the Board’s recommendation, may attempt to do so by acquiring sufficient shares so that they hold of record at least 2,101 shares of common stock immediately prior to the reclassification, although the Board recognized that this may be difficult for our shareholders given the lack of an active trading market for our common stock; and

•	beneficial owners who hold 2,100 or fewer shares in “street name” and who wish to receive shares of preferred stock as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they receive shares of preferred stock.

In addition to the positive factors applicable to all of our unaffiliated shareholders set forth above, the factors that the Board of Directors considered positive for those shareholders receiving Series A Preferred Stock included the following:

•	preferred stock holders will continue to hold an equity interest in Republic, will continue to have the opportunity to participate in any future growth and earnings of Republic and will have their shares automatically reclassified into shares of common stock upon a Change in Control of Republic, on the basis of one share of common stock for each share of preferred stock, and will therefore realize the same value per share as holders of common stock in the event of any sale of Republic, rather than being forced to involuntarily liquidate their shares of common stock, as would be the case in a cash-out merger or reverse stock split;

•	while a cash-out merger or reverse stock split would provide shareholders with the opportunity to liquidate their shares and there is not an active market for the shares of our common stock and one is not expected to develop for the preferred stock, such liquidation would be involuntary and shareholders would no longer hold an equity interest in Republic nor participate in any future growth or earnings or realize the same per share value upon a Change in Control;

•	preferred stock holders will have a preference to the holders of common stock in the distribution of any future dividends by Republic although Republic has not paid dividends in the past and does not have plans to pay dividends in the future; and

•	preferred stock holders will have a preference to holders of common stock upon any voluntary or involuntary liquidation, dissolution or winding up of Republic in an amount equal to the greater of the book value per share of preferred stock as of the date of liquidation, the per share amount to be paid to the holders of common stock or $10.00 per share, which represents the book value of the shares of common stock on September 30, 2005, meaning that holders of preferred stock will receive at least $10.00 per share before any payment is made to the holders of common stock.

In addition to the positive factors applicable to all of our unaffiliated shareholders set forth above, the factors that the Board of Directors considered positive for all shareholders included the following:

•	shareholders will continue to have the opportunity to participate in our future growth and earnings, including any premium obtained upon any future sale of Republic; and

•	shareholders will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with reporting requirements under the Exchange Act.

Our Board considered each of the foregoing factors to weigh in favor of the substantive fairness of the Rule 13e-3 transaction to our unaffiliated shareholders, whether they are shareholders continuing to hold common stock or shareholders having their shares of common stock reclassified into preferred stock.

The Board is aware of, and has considered, the impact of certain potential disadvantages on the substantive fairness of the reclassification transaction to the unaffiliated shareholders. In particular, the factors that our Board of Directors considered as potentially negative for those shareholders receiving Series A Preferred Stock included the following:

•	preferred stock holders will be required to surrender their shares of common stock involuntarily in exchange for the Series A Preferred Stock, although the Board believes that since the shares of preferred stock are convertible into common stock upon a Change in Control of Republic, such shareholders will still have the opportunity to participate in any future growth and earnings of Republic and will therefore realize the same value per share as holders of common stock in the event of any sale of Republic; and

•	preferred stock holders will be entitled to vote only upon (i) a Change in Control of Republic, which includes a merger, acquisition of all the capital stock or other business combination involving Republic, in which Republic is not the surviving entity, or the purchase of all or substantially all of the assets of Republic or (ii) any amendment to Republic’s Articles of Incorporation if the amendment would affect the Series A Preferred Stock as required by Section 4.03 of the Texas Business Corporation Act. Accordingly, preferred stock holders would not be able to participate in the election of directors of Republic and other corporate governance matters and will have no influence on the future composition of the Board of Directors of Republic. However, the shareholders who will receive Series A Preferred Stock in the reclassification currently have limited influence on shareholder votes since those shareholders individually hold no more than 2,100 shares of our common stock, which represents approximately 0.05% of the outstanding shares of common stock. Collectively, those shareholders own 346,133 shares of our common stock, which represents approximately 8.65% of the outstanding shares of common stock.

While the Board viewed the limited voting rights as a negative factor to the shareholders receiving preferred stock, the Board concluded that the overall terms of the Series A Preferred Stock were fair to the unaffiliated shareholders receiving Series A Preferred Stock because the preferred stock includes a liquidation and dividend preference to the common stock and a conversion provision in the event of a Change of Control of Republic. Additionally, although shareholders receiving preferred stock in the Rule 13e-3 transaction will be required to surrender their shares of common stock involuntarily in exchange for the preferred stock, the Board believes that because the shares of preferred stock are convertible into common stock upon a Change in Control, such shareholders will have an opportunity to participate in any future growth and earnings of Republic.

The factors that our Board of Directors considered as potentially negative for the unaffiliated shareholders, including both those who will continue to hold common stock as well as those who will receive shares of Series A Preferred Stock, included the following:

•	there is no active trading market in our common stock and following the Rule 13e-3 transaction, shareholders will continue to have restrictions on their ability to transfer their shares of our common stock and Series A Preferred Stock and obtain cash for such shares because our shares will be tradable only in privately-negotiated transactions, and there will not be a public market for our common stock or preferred stock. However, based on the historically low trading volume for our common stock, we expect this factor to have a limited impact;

•	shareholders will have reduced access to our financial information once we are no longer a reporting company, although we do intend to continue to provide all shareholders with our annual reports and certain other periodic information;

•	the fact that shareholders will lose certain protections currently provided under the Exchange Act, such as limitations on short swing transactions by our executive officers and directors under Section 16 of the Exchange Act; and

•	under Texas law, shareholders do not have the right to dissent from the reclassification transaction in the event that they do not believe that the reclassification of their shares of common stock into preferred stock is acceptable or fair to them.

Our Board of Directors believes that these potential disadvantages did not, individually or in the aggregate, outweigh the overall substantive fairness of the Rule 13e-3 transaction to our unaffiliated shareholders, whether they are shareholders who will continue to own common stock or shareholders who will receive shares of preferred stock and that the foregoing factors are outweighed by the positive factors previously described.

Procedural Fairness

We believe that the Rule 13e-3 transaction is procedurally fair to our unaffiliated shareholders, including those that are receiving shares of preferred stock, as well as those shareholders who will continue to hold their shares of common stock. In concluding that the Rule 13e-3 transaction, including the terms of the preferred stock to be received by holders of common stock, is procedurally fair to our unaffiliated shareholders, the Board of Directors considered a number of factors. The factors that our Board of Directors considered positive for all unaffiliated shareholders, including both those who will continue to hold common stock as well as those who will have their shares reclassified into preferred stock, included the following:

•	our Board of Directors is primarily comprised of independent members and, accordingly, there was no need to form a special committee or retain any unaffiliated representative(s) to represent unaffiliated shareholders, as the Board was able to adequately balance the competing interests of the shareholders in accordance with their fiduciary duties. Although each of our directors owns more than 2,100 shares of common stock, the 2,100 share cutoff set in the Rule 13e-3 transaction was determined without regard to the directors’ share ownership, and as this represented the sole potential conflict of interest and the Board members will be treated identically to all other shareholders in the Rule 13e-3 transaction, the Board did not believe that any additional protections that may be afforded by a special committee would be significant;

•	management and the Board considered alternative methods of effecting a transaction that would result in the discontinuance of our reporting requirements, each of which was determined to be impractical, more expensive than the Rule 13e-3 transaction, involving a cash-out of certain of our shareholders, or potentially ineffective in achieving the goals of allowing shareholders to retain an equity ownership in Republic while at the same time eliminating the costs and burdens of our public company status; and

•	shareholders will have the opportunity to determine whether or not they will remain shareholders owning solely common stock, or shares of preferred stock after the Rule 13e-3 transaction by attempting to acquire a sufficient number of shares so that they hold at least 2,101 shares of common stock immediately prior to the reclassification or selling sufficient shares so that they hold 2,100 or fewer shares of common stock immediately prior to the reclassification, so long as they act sufficiently in advance of the reclassification so that the sale or purchase is reflected in our shareholder records by the close of business (local time) on the effective date of the reclassification, although the Board recognized that this may be difficult for our shareholders given the lack of an active trading market for our common stock.

The Board of Directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the Rule 13e-3 transaction to our unaffiliated shareholders, whether they are receiving shares of preferred stock or will continue to hold shares of common stock.

The Board is aware of, and has considered, the impact of the following potentially negative factors, which affect both shareholders receiving shares of preferred stock as well as those continuing to hold shares of common stock to the same degree, on the procedural fairness of the Rule 13e-3 transaction:

•	although the interests of the shareholders receiving shares of Series A Preferred Stock are different from the interests of the shareholders continuing to own common stock and may create actual or potential conflicts of interest in connection with the Rule 13e-3 transaction, neither the Board nor any of the directors retained an independent, unaffiliated representative to act solely on behalf of the shareholders receiving shares of preferred stock for the purpose of negotiating the terms of the Rule 13e-3 transaction or preparing a report concerning the fairness of the Rule 13e-3 transaction;

•	the transaction is not structured to require approval of at least a majority of unaffiliated shareholders; however, the Board determined that any such voting requirement would improperly usurp the power of the holders of two-thirds of our outstanding shares to consider and approve the proposed amendments as provided in our Articles of Incorporation and under Texas law;

•	no dissenters’ rights of appraisal are available under Texas law to shareholders who dissent from the Rule 13e-3 transaction;

•	we did not solicit any outside expressions of interest in acquiring Republic; and

•	we did not receive a report, opinion, or appraisal from an outside party as to the value of our common stock or preferred stock, the fairness of the Rule 13e-3 transaction to those shareholders receiving shares of Series A Preferred Stock, or the fairness of the Rule 13e-3 transaction to Republic or to unaffiliated shareholders.

The Board of Directors believes that the foregoing potentially negative factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the Rule 13e-3 transaction to our unaffiliated shareholders, whether they will be receiving shares of preferred stock or will continue to hold shares of common stock, and the foregoing factors are outweighed by the procedural safeguards previously described. Further, with respect to the lack of a special committee, the Board believed that the consideration of the Rule 13e-3 transaction by the full Board, whose sole conflict of interest is a relatively insignificant increase in ownership of the common stock following the Rule 13e-3 transaction and who will be treated identically to unaffiliated shareholders in the Rule 13e-3 transaction, was a sufficient procedural safeguard that made it unnecessary to form a special committee or retain an independent financial advisor.

Accordingly, we believe that the Rule 13e-3 transaction is substantively and procedurally fair to our unaffiliated shareholders, including those who will continue to hold common stock and those who will be receiving Series A Preferred Stock, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole. None of the factors that we considered led us to believe that the reclassification transaction is unfair to our unaffiliated shareholders, whether they will continue to hold common stock or receive shares of Series A Preferred Stock.

In reaching its conclusion that the Rule 13e-3 transaction is fair to both our unaffiliated shareholders who will receive Series A Preferred Stock and those who will retain their shares of common stock, the Board did not consider the current or historical market price of our common stock, our going concern value or the liquidation value of our assets to be material since shareholders are not being “cashed out” in connection with the Rule 13e-3 transaction, and shareholders receiving Series A Preferred Stock will continue to hold an equity interest in Republic and will therefore participate equally with the holders of common stock in the benefits resulting from any sale of Republic. See “Market for Common Stock and Dividends” on page 43 for the current and historical market price of our common stock. Additionally, the Board determined that the overall terms of the Series A Preferred Stock, including certain preferences to the holders of common stock with respect to any payment of dividends by Republic and upon the liquidation, dissolution or winding up of Republic, were fair to all of our unaffiliated shareholders. The Board also considered the book value of the common stock of $10.00 per share as of September 30, 2005 in connection with establishing the liquidation preference of the Series A Preferred Stock. The Board determined that the rights, preferences and limitations of the Series A Preferred Stock, including that the preferred stock is convertible into common stock upon a Change of Control of Republic, are balanced as compared with the rights related to our common stock, and therefore, no further quantitative analysis, such as a review of the current or historical market price of our common stock, our going concern value or the liquidation value of our assets, was necessary. For the foregoing reasons, the Board also did not request or receive any reports, opinions or appraisals from any outside party relating to the Rule 13e-3 transaction or the monetary value of the Series A Preferred Stock.

No firm offers have been made by an unaffiliated person during the preceding two years for (1) the merger or consolidation of us into or with such person, (2) the sale or other transfer of all or any substantial part of our assets or (3) the purchase of a number of shares of our common stock that would enable the holder thereof to exercise control of us.

We have not made any provision in connection with the Rule 13e-3 transaction to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, our Board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders. With respect to obtaining counsel or appraisal services solely for unaffiliated shareholders at our expense, the Board did not consider these actions necessary or customary. Our Board also considered the fact that under Texas corporate law, and subject to certain conditions set forth under Texas law, shareholders have the right to review our relevant books and records of account. Texas law provides that a shareholder, upon written demand stating the purpose therefor, has the right to examine, in person or by agent, for any proper purpose, a company’s books and records, minutes and share transfer records; provided that such person must have been a shareholder of the company for at least six months or the holder of at least 5% of the outstanding shares of such company. The Board considered that these provisions of Texas law provided shareholders with access to any information they may want in addition to the proxy statement. Further, in deciding not to adopt these additional procedures, the Board considered factors such as our size and the cost of such procedures.

Board Recommendation

Our Board of Directors believes the terms of the Rule 13e-3 transaction are fair and in the best interests of our unaffiliated shareholders and unanimously recommends that you vote FOR the proposal to adopt the amendments to our Articles of Incorporation that will allow us to effect the Rule 13e-3 transaction.

Effects of the Rule 13e-3 Transaction on Republic

The Rule 13e-3 transaction will have various positive and negative effects on Republic, which are described below.

Effect of the Proposed Transaction on Outstanding Common Stock. Our Articles of Incorporation currently authorize the issuance of 20,000,000 shares of common stock, par value $1.00 per share. The number of authorized shares of common stock will remain unchanged after completion of the Rule 13e-3 transaction. As of December 1, 2005 the number of outstanding shares of common stock was 4,000,314. Based upon our best estimates, if the Rule 13e-3 transaction had been consummated as of December 1, 2005, the number of outstanding shares of common stock would have been reduced from 4,000,314 to approximately 3,654,181, there would be 346,133 shares of preferred stock issued, the number of record shareholders of common stock would have been reduced from approximately 661 to approximately 239, or by approximately 422 record shareholders, and approximately 422 record shareholders of preferred stock will have been created. We have no current plans, arrangements or understandings to issue any common stock except with respect to options that may be exercised pursuant to our stock option plan.

Effect of the Proposed Transaction on Preferred Stock. The amendments provide for the authorization of 500,000 shares of preferred stock, $1.00 par value per share, and the authorization of the Series A Preferred Stock. All 500,000 shares of preferred stock will be designated the Series A Preferred Stock. As noted above, assuming that the reclassification transaction is consummated the number of shares of Series A Preferred Stock that will be issued in the transaction will be 346,133 shares. Therefore, we expect that there will be 153,867 shares of authorized but unissued preferred stock following the closing of the Rule 13e-3 transaction. The shares of Series A Preferred Stock that will be issued in the Rule 13e-3 transaction will have the rights and preferences described on pages 32-33 of this proxy statement as well as in the attached Appendix A. For additional information regarding our capital structure after the Rule 13e-3 transaction, see “Description of Capital Stock.”

Termination of Exchange Act Reporting Obligations. Our common stock is currently registered under the Exchange Act. After the Rule 13e-3 transaction, our common stock will not be registered under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act. More specifically, we will no longer be required to file (1) annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K presenting and analyzing our business, financial condition and results of operations, (2) ongoing reports regarding insiders’ stock transactions and (3) proxy statements disclosing information about our directors and officers, their compensation and our corporate governance process. Accordingly, we expect to eliminate direct and indirect costs and expenses associated with continuance of the Exchange Act registration, estimated at approximately $186,000 per year. See “—Purpose and Reasons for the Rule 13e-3 Transaction.” We intend to apply for such termination as soon as practicable following completion of the Rule 13e-3 transaction.

However, for a period of 90 days following the filing of a Form 15 with the SEC, we and our shareholders continue to be subject to certain provisions of the Exchange Act, such as the reporting and short swing profit provisions of Section 16, the requirement to furnish a proxy or information statement in connection with shareholder meetings under Section 14(a) and the reporting obligations under Regulation 13D-G with respect to certain acquisitions of shares of our common stock. Following completion of the Rule 13e-3 transaction, we intend to continue to provide our shareholders with financial information by mailing our annual reports to shareholders.

Effect on Trading of Common Stock. Our common stock is not traded on an exchange and not otherwise actively traded. Because we will no longer be required to maintain current public information by filing reports under the Exchange Act, it is unlikely there will be an active market for our common stock.

Financial Effects of the Rule 13e-3 Transaction. We expect that the professional fees and other expenses related to the Rule 13e-3 transaction of approximately $85,000 will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. See “—Fees and Expenses.”

Effect on Conduct of Business. We expect our business and operations to continue as they are currently being conducted and, except as outlined in this proxy statement, the transaction is not anticipated to have any effect upon the conduct of our business.

Increased Ownership Percentage of Executive Officers and Directors. It is not anticipated that the Rule 13e-3 transaction will have any effect on our directors and executive officers, other than with respect to their relative share ownership, and related changes in the book value and earnings per share associated with those shares. We expect that all of our directors and executive officers will hold more than 2,100 shares at the effective time of the Rule 13e-3 transaction. As a result, they will continue to hold the same number of shares of common stock after the Rule 13e-3 transaction as they did before the transaction. However, because total outstanding shares of our common stock will be reduced, this group will hold a larger relative percentage of the voting common stock of Republic. As of the record date, these directors and executive officers collectively beneficially held 615,080 shares, or 14.80% of our common stock, and had voting power over 459,880 shares, or 11.50% of our common stock. Based upon our estimates, taking into account the effect of the Rule 13e-3 transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 16.83% of our common stock and will have voting power with respect to 12.59% of our common stock.

Plans or Proposals. Other than as described in this proxy statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our Board of Directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the Rule 13e-3 transaction and discontinuing our reporting requirements under the Exchange Act. Although our management does not presently have any intent to enter into any transaction described above, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate. In this event, because holders of Series A Preferred Stock retain their equity ownership in Republic, the shares of preferred stock would be affected in a similar manner as the shares of common stock.

Effects of the Rule 13e-3 Transaction on Shareholders Generally

The general effects of the Rule 13e-3 transaction on the shareholders owning common stock and those owning preferred stock are described below.

Effects on Shareholders Receiving Series A Preferred Stock

The Rule 13e-3 transaction will have both positive and negative effects on the shareholders receiving Series A Preferred Stock. All of these changes will affect unaffiliated and affiliated shareholders receiving the preferred stock in the same way. The Board of Directors of Republic considered each of the following effects in determining to approve the reclassification transaction.

Positive Effects. As a result of the Rule 13e-3 transaction, the shareholders receiving Series A Preferred Stock will:

•	have their shares automatically reclassified into shares of common stock upon a Change in Control transaction, on the basis of one share of common stock for each share of preferred stock, and will therefore realize any future value received as a result of any sale of Republic at the same value per share as holders of common stock;

•	have a preference to the holders of common stock in the distribution of future dividends by Republic, if any; and

•	have a preference to holders of common stock upon any voluntary or involuntary liquidation, dissolution or winding up of Republic in an amount equal to the greater of the book value per share of preferred stock as of the date of liquidation, the per share amount to be paid to the holders of common stock, or $10.00 per share, which represents the book value of the shares of common stock on September 30, 2005.

Negative Effects. As a result of the Rule 13e-3 transaction, the shareholders receiving Series A Preferred Stock will:

•	be required to have their shares of common stock reclassified involuntarily for the Series A Preferred Stock, although the Board believes that since the shares of preferred stock are convertible into common stock upon a Change in Control of Republic, such shareholders will still have the opportunity to participate in any future growth and earnings of Republic; and

•	be entitled to vote only upon (i) a Change in Control of Republic, which includes a merger, acquisition of all the capital stock or other business combination involving Republic, in which Republic is not the surviving entity, or the purchase of all or substantially all of the assets of Republic or (ii) any amendment to Republic’s Articles of Incorporation if the amendment would affect the Series A Preferred Stock as provided in the Texas Business Corporation Act.

In addition, shareholders receiving Series A Preferred Stock will not have dissenters’ rights of appraisal in connection with the reclassification transaction.

Effects on Shareholders Continuing to Hold Common Stock

The Rule 13e-3 transaction will have both positive and negative effects on the shareholders continuing to own common stock. All of these changes will affect unaffiliated and affiliated continuing shareholders in the same way. Our Board of Directors considered each of the following effects in determining to approve the Rule 13e-3 transaction.

Positive Effects. As a result of the Rule 13e-3 transaction:

•	shareholders holding common stock will continue to exercise the sole voting control over Republic, other than in connection with a Change in Control of Republic or any amendment to Republic’s Articles of Incorporation that would affect the Series A Preferred Stock as provided in the Texas Business Corporation Act, in which case, the Series A Preferred Stock also has voting rights as a separate class;

•	because the number of outstanding shares of common stock will be reduced, such shareholders will have relative increased voting control over Republic; and

•	shareholders will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with reporting requirements under the Exchange Act.

Negative Effects. As a result of the Rule 13e-3 transaction:

•	the liquidity of our common stock will likely be reduced following the Rule 13e-3 transaction because of the reduction in the number of our record shareholders of common stock and the fact that our stock will continue to only be tradable in privately negotiated transactions; and

•	holders of our preferred stock will have a preference to holders of common stock in the distribution of any dividend by Republic and upon any liquidation of Republic.

Effects of the Rule 13e-3 Transaction on Affiliated Shareholders

In addition to the effects of the Rule 13e-3 transaction on shareholders generally, which are described in the previous section, the Rule 13e-3 transaction will have some additional effects on our executive officers and directors. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Republic or the beneficial owner of 10% or more of our outstanding common stock, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

•	No Further Reporting Obligations Under the Exchange Act. After the Rule 13e-3 transaction, our common stock will not be registered under the Exchange Act. As a result, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

•	Rule 144 Not Available. Because our common stock will not be registered under the Exchange Act after the Rule 13e-3 transaction and we will no longer be required to furnish publicly available periodic reports, our executive officers and directors will lose the ability to dispose of their shares of our common stock under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer.

Record and Beneficial Ownership of Common Stock

It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the Rule 13e-3 transaction described in this proxy statement. Shareholders who have transferred their shares of Republic common stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of Republic common stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for more than 2,100 shares, then the stock registered in that nominee’s name will be unaffected by the Rule 13e-3 transaction. Because the Rule 13e-3 transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own 2,100 or fewer shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our common stock as they did at the start of this transaction, even if the number of shares they own is 2,100 or fewer. If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the Rule 13e-3 transaction to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the Rule 13e-3 transaction, you may have no way of knowing whether you will receive shares of preferred stock in the transaction until it is consummated. However, because we think it is likely that any brokerage firm or other nominee will hold more than 2,100 shares in any one account, we think it is likely that all “street name” holders will remain shareholders of common stock.

The Board elected to structure the Rule 13e-3 transaction so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will continue to own shares of common stock or receive preferred stock in the transaction. See “—Purpose and Reasons for the Rule 13e-3 Transaction.” Shareholders who would still prefer to remain as holders of common stock of Republic, may attempt to do so by acquiring a sufficient number of shares of common stock so that they hold at least 2,101 shares in their own name immediately prior to the reclassification. In addition, beneficial owners who would receive shares of preferred stock if they were record owners instead of beneficial owners, and who wish to receive such shares of Series A preferred stock as a part of the reclassification, should discuss with their broker or nominee the procedure and cost, if any, to transfer their shares into a record account in their own name. There is no cost imposed by Republic National Bank, Republic’s transfer agent, to transfer shares into or out of record holder accounts. In either case, these shareholders will have to act far enough in advance of the Rule 13e-3 transaction so that any consolidation, purchase or transfer is completed by the close of business (local time) on the effective date of the reclassification.

Examples of Results of the Rule 13e-3 Transaction

If approved, the amendments will provide for the authorization of preferred stock, the designation of the Series A Preferred Stock and the reclassification of shares of our common stock held of record by shareholders who own 2,100 or fewer shares into shares of the Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders.

If approved by our shareholders at the special meeting and implemented by our Board of Directors, the Rule 13e-3 transaction will generally affect our shareholders as follows:

Shareholder Position Prior to Rule 13e-3 Transaction	Effects of Rule 13e-3 Transaction
Shareholders holding in record name more than 2,100 shares of common stock

Shares will no longer be eligible for public trading; although our shares are not actively traded currently. This means that brokers will no longer make a market in our common stock. Sales may continue to be made in privately negotiated transactions.

Shareholders holding in record name 2,100 or fewer shares of common stock

Shares will be reclassified into an equal number of shares of Series A Preferred Stock. It is not anticipated that an active trading market for these shares will develop. Sales may be made in privately negotiated transactions.

Shareholders holding common stock in “street name” through a nominee (such as a bank or broker)

The Rule 13e-3 transaction will be effected at the record shareholder level. Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in “street name” will be subject to the Rule 13e-3 transaction, and the beneficial holders who hold their shares in “street name” will be continuing shareholders with the same number of shares as before the Rule 13e-3 transaction if the nominee holds more than 2,100 shares of common stock.

The effects of the Rule 13e-3 transaction on each group of unaffiliated shareholders are described more fully under the caption “—Effects of the Rule 13e-3 Transaction on Shareholders Generally,” and the effects on Republic are described more fully under the caption “—Effects of the Rule 13e-3 Transaction on Republic.”

Interests of Certain Persons in the Rule 13e-3 Transaction

Our Board of Directors believes that it has acted in the best interests of Republic and its shareholders. However, as you consider the recommendation of the Board of Directors, you should be aware that the directors and executive officers have interests which are in addition to their interests as our shareholders. Our executive officers and directors who are also shareholders will participate in the Rule 13e-3 transaction in the same manner and to the same extent as all of the other shareholders. We anticipate that all of our directors and executive officers will own more than 2,100 shares of common stock, and therefore continue as holders of common stock if the Rule 13e-3 transaction is approved. In addition, because there will be fewer outstanding shares of common stock, these directors and executive officers will own a larger relative percentage of the common stock on a post-transaction basis. These shares will continue to have full voting rights in contrast with the shares of Series A Preferred Stock, which will have limited voting rights (see “Series A Preferred Stock to be Issued in the Rule 13e-3 Transaction” on page 32). This represents a potential conflict of interest because our directors approved the Rule 13e-3 transaction and are recommending that you approve it. Despite this potential conflict of interest, the Board believes the proposed Rule 13e-3 transaction is fair to our unaffiliated shareholders, for the reasons discussed in this proxy statement.

As noted above, the Board considered the fact that each director’s percentage ownership of our common stock will increase as a result of the Rule 13e-3 transaction in its decision to approve the Rule 13e-3 transaction, including the 2,100 share cutoff. However, the Board determined that the directors as a group will be treated exactly the same as other shareholders and that any potential conflict of interest created by its members’ ownership of our stock is relatively insignificant. The Board did not set the 2,100 share cutoff in order to avoid any director receiving shares of preferred stock in the reclassification. In addition, the increase in each director’s percentage voting ownership of our stock resulting from the Rule 13e-3 transaction is expected to be insignificant. The director owning the most shares of our common stock (including options to acquire shares of common stock) beneficially owns approximately 8.22% of our common stock now, and would beneficially own approximately 8.97% following the Rule 13e-3 transaction, which does not have any appreciable effect on his ability to control the company. As a group, the percentage beneficial ownership of our common stock by of all directors and executive officers would increase from approximately 14.80% to approximately 16.15% after the Rule 13e-3 transaction, and the collective voting power would increase only 1.09%, from 11.50% to 12.59%, which also is very unlikely to have a practical effect on their collective ability to control the company.

Our Board of Directors was aware of the actual or potential conflicts of interest discussed above and considered it along with the other matters that have been described in this proxy statement under the captions “—Background of the Rule 13e-3 Transaction,” “—Purpose and Reasons for the Rule 13e-3 Transaction,” “—Fairness of the Rule 13e-3 Transaction; Recommendation of the Board of Directors” and “—Effects of the Rule 13e-3 Transaction on Shareholders Generally.”

In addition, our Board of Directors, throughout its consideration of the transaction, recognized that the interests of the shareholders receiving preferred stock are different and possibly in conflict. The holders of common stock who will receive preferred stock in the transaction may wish to remain voting shareholders of the company. However, the Board of Directors believes that such relative voting control is minimal as compared with the potential value available to such shareholders by retaining an equity interest in the company through their ownership of preferred stock which is convertible into common stock upon a Change in Control of Republic and also has certain other preferences to the common stock. See “Description of Capital Stock.” See “—Background of the Rule 13e-3 Transaction” and “—Purpose and Reasons for the Rule 13e-3 Transaction,” “—Fairness of the Rule 13e-3 Transaction; Recommendation of the Board of Directors” for discussion of how the Board of Directors addressed this situation.

None of our executive officers or directors, who each beneficially own in excess of an aggregate of 2,100 shares of common stock, has indicated to us that he or she intends to sell some or all of his or her shares of our common stock during the period between the public announcement of the transaction and the effective date. In addition, none of these individuals has indicated his or her intention to divide shares among different record holders so that fewer than 2,100 shares are held in each account, so that the holders would receive shares of preferred stock in connection with the conversion of their common stock.

Effect of the Rule 13e-3 Transaction on the Republic Employee Stock Purchase Plan

We sponsor an employee stock purchase plan for all of our employees. Pursuant to the plan, each employee can purchase shares of our common stock during four quarterly offering periods. The offering price for each share is an amount equal to 85% of the fair market value of the common stock on the last day of the applicable purchase period. An employee may not purchase more than $25,000 in market value of common stock in any one calendar year. The plan is currently a qualified plan, meaning that the difference between the purchase price and the market value of the common stock is not considered income of the employee for federal income tax purposes.

However, in connection with the Rule 13e-3 transaction, Republic intends to amend the employee stock purchase plan. The amendments will provide that holders of common stock will be entitled to purchase common stock under the plan and holders of Series A Preferred Stock will be entitled to purchase Series A Preferred Stock under the plan. New participants in the plan will be entitled to purchase Series A Preferred Stock. As a result of this change, the plan will no longer be a qualified plan, meaning that employees will recognize taxable income equal to the 15% difference between the purchase price and the market value of the common stock or Series A Preferred Stock, as the case may be, at the time the stock is purchased. In addition, any shares purchased through the plan will be restricted securities and can only be resold by the shareholders upon registration of such shares with the SEC or pursuant to an exemption from such registration.

Financing of the Rule 13e-3 Transaction

Republic expects that the Rule 13e-3 transaction will cost approximately $85,000 consisting of professional fees and other expenses payable by us related to the Rule 13e-3 transaction. See “—Fees and Expenses” below for a breakdown of the expenses associated with the Rule 13e-3 transaction. We intend to pay the expenses of the Rule 13e-3 transaction through dividends paid to us by our subsidiary bank.

Fees and Expenses

We estimate that fees and expenses related to the reclassification, consisting primarily of SEC filing fees, fees and expenses of attorneys and other related charges, will total approximately $85,000, assuming the Rule 13e-3 transaction is completed. This amount consists of the following estimated fees:

Description	Amount
Legal fees and expenses	$70,000
Printing, solicitation and mailing costs	15,000

Total	$85,000

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material United States federal income tax consequences of the Rule 13e-3 transaction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the United States Treasury Department, court cases and administrative rulings in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect, without consideration of the particular facts or circumstances of any holder of common stock or the Series A Preferred Stock. This discussion assumes that you hold and, in the case of continuing shareholders will continue to hold, our common stock or the Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Code. The federal income tax laws are complex and the tax consequences of the Rule 13e-3 transaction may vary depending upon each shareholder’s individual circumstances or tax status. Accordingly, this description is not a complete description of all of the consequences of the Rule 13e-3 transaction and, in particular, may not address United States federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold shares as part of a “hedge,” “straddle” or “conversion transaction”). These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this discussion would not be different. Furthermore, no opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the reclassification transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service.

Federal Income Tax Consequences to Republic. We believe that the Rule 13e-3 transaction should be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us.

Federal Income Tax Consequences to Shareholders Who Continue to Own Common Stock. If you continue to hold our common stock immediately after the Rule 13e-3 transaction, you should not recognize any gain or loss or dividend income in the Rule 13e-3 transaction. You will have the same adjusted tax basis and holding period in your common stock as you had in such common stock immediately prior to the Rule 13e-3 transaction.

Federal Income Tax Consequences to Shareholders Who Receive Shares of Series A Preferred Stock. Shareholders receiving Series A Preferred Stock in exchange for their common stock should not recognize any gain or loss or dividend income in the reclassification. You will have the same adjusted tax basis and holding period in your Series A Preferred Stock as you had in your common stock surrender in the reclassification.

Federal Income Tax Consequences to Shareholders Who Sell Shares of Series A Preferred Stock After Change in Control. By its terms, the Series A Preferred Stock will convert to shares of our common stock upon a Change in Control of Republic. Shareholders holding our common stock after the conversion of the Series A Preferred Stock into our common stock, should not recognize gain or loss upon such conversion. You should have the same adjusted tax basis and holding period in your common stock as you had in your Series A Preferred Stock prior to the conversion. In addition, a subsequent sale or disposition, other than a redemption, of your common stock should result in a capital gain or loss. Such capital gain or loss will equal the difference between the amount realized in the subsequent sale or disposition, other than a redemption, and the adjusted tax basis in your shares of common stock surrendered thereof.

Federal Income Tax Consequences to Shareholders Who Sell Shares of Series A Preferred Stock Prior to Change in Control. If the Series A Preferred Stock is sold or disposed of, other than in a redemption, prior to a Change in Control of Republic, the amount realized will be ordinary income (dividend income) to the extent that the fair market value of the Series A Preferred Stock sold, determined on the date such Series A Preferred Stock was distributed to the shareholder, would have been a dividend to such shareholder had the company distributed cash in lieu of the Series A Preferred Stock. Any excess of the amount received over the amount treated as ordinary income plus the adjusted tax basis of the Series A Preferred Stock will be treated as a capital gain. No loss will be recognized upon the subsequent sale or disposition of the Series A Preferred Stock. Under current tax law, the above dividend income will be taxed at the same rates that apply to net capital gains (i.e., 5% and 15%). The current tax law provision in which dividends are taxed at net capital gain rates will not apply for tax years beginning after December 31, 2008. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for dividend income beginning January 1, 2009.

Capital Gain and Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

The discussion of anticipated material United States federal income tax consequences of the Rule 13e-3 transaction set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the Rule 13e-3 transaction, in light of your specific circumstances.

Regulatory Requirements

In connection with the Rule 13e-3 transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:

•	filing of the amendments to Republic’s Articles of Incorporation with the Secretary of State of Texas, in accordance with the Texas Business Corporation Act after approval of the amendments by our shareholders; and

•	complying with federal and state securities laws, including filing of this proxy statement on Schedule 14A and a Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC.

Anticipated Accounting Treatment

The accounting treatment of the Rule 13e-3 transaction will be in accordance with U.S. generally accepted accounting principles. Shares of common stock reclassified to Series A Preferred Stock will result in a reduction of the par value of common stock outstanding and an equal increase in par value of preferred stock outstanding.

DESCRIPTION OF CAPITAL STOCK

Common Stock

General. We have 20,000,000 shares of authorized common stock, par value $1.00 per share. On December 1, 2005, we had 661 shareholders of record and 4,000,314 shares of common stock outstanding. The outstanding shares of common stock are fully paid and nonassessable.

Dividend Rights. We have not paid any cash dividends. The holders of our common stock are entitled to dividends when, as, and if declared by our Board of Directors out of funds legally available for dividends. The payment of any such dividends is subject to the preferential right granted to holders of the shares of preferred stock to be issued in the reclassification transaction or any other senior security which may be issued in the future, discussed below. Under Texas law, dividends may be legally declared or paid only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution to any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution. In addition, our ability to pay dividends on the common stock will be subject to regulatory restrictions, including its obligation to maintain the capital ratios of Republic National Bank at levels that comply with the requirements of the Office of the Comptroller of the Currency.

Voting Rights. Each share of common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Shareholders of common stock will be entitled to cumulate their votes in the election of directors.

Conversion Rights. The common stock is not convertible into or exchangeable for any other security of Republic.

Liquidation Rights. In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, as well as any preferential rights for holders of preferred stock then outstanding, and then pro rata to the holders of our common stock.

Preemptive Rights. Holders of our common stock do not have any preemptive rights to purchase any additional, unissued or treasury shares of Republic, or securities of Republic convertible into or carrying a right to subscribe to or acquire shares of common stock.

Preferred Stock

If the amendments are approved, Republic will be authorized to issue 500,000 shares of preferred stock, of which all 500,000 shares will be designated as the Series A Preferred Stock with the rights and preferences as set forth below under “Series A Preferred Stock to be Issued in the Reclassification Transaction.” The authorized preferred stock which will not be issued in the reclassification transaction will be available for issuance from time to time for various purposes as determined by our Board of Directors, including, without limitation, raising additional equity capital and issuances pursuant to the Republic employee stock purchase plan.

If the amendments are approved, it is expected that we will issue 346,133 shares of the Series A Preferred Stock upon consummation of the Rule 13e-3 transaction.

Series A Preferred Stock to be Issued in the Rule 13e-3 Transaction

General. The shares of Series A Preferred Stock to be issued in the Rule 13e-3 transaction will be fully paid and nonassessable shares of preferred stock.

Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the company, ranks senior to the common stock and to all other classes and series of equity securities of the company, other than any classes or series of equity securities that the company subsequently issued ranking on a parity with, or senior to the preferred stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the company, including notes and debentures.

Dividend Rights. Holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends, so that holders of the shares shall receive dividends, when and if declared and paid by Republic, prior to the receipt of dividends by the holders of common stock. Republic is not required to pay any dividends on the Series A Preferred Stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Republic will not accumulate to future periods and will not represent a contingent liability of Republic. Republic has not paid any dividends on its common stock since inception and has no plans to pay any dividends in the foreseeable future.

Perpetual Preferred Stock. The Series A Preferred Stock is referred to as perpetual preferred stock. Under the banking laws, this is defined as preferred stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

Voting Rights. Holders of Series A Preferred Stock are entitled to vote only upon:

•	any merger, acquisition of all of the capital stock of, or other business combination involving Republic (other than with an entity 50% or more of which is controlled by, or is under common control with, Republic), in which Republic is not the surviving entity, or in which Republic survives the transaction as a subsidiary of another entity, or the purchase of all or substantially all of the assets of Republic (a Change in Control); or

•	any amendment to Republic’s Articles of Incorporation if the amendment would affect the Series A Preferred Stock as required by Article 4.03 of the Texas Business Corporation Act, including, among other things, any amendment which would (a) increase or decrease the aggregate number of authorized shares of such series, (b) increase or decrease the par value of the class, (c) effect an exchange, reclassification or cancellation of all or part of the shares of such series, (d) effect an exchange, or cause a right of exchange, of all or any part of the shares of another class into the shares of such series, (e) change the designations, preferences, limitations or relative rights of the shares of such series or (f) change the shares of such series into the same or a different number of shares of the same class or series or another class or series.

On those matters on which the holders of the Series A Preferred Stock are entitled to vote, the holders have the right to one vote for each such share of Series A Preferred Stock held, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of Republic and the Texas Business Corporation Act. On the matters listed above, the holders of Series A Preferred Stock shall vote as a separate class.

Conversion Rights. The shares of Series A Preferred Stock automatically convert to shares of common stock upon a Change in Control of Republic, with each share of such preferred stock convertible into one share of common stock.

Liquidation Rights. Each share of Series A Preferred Stock ranks senior to each share of Republic common stock with respect to the distribution of assets upon liquidation, dissolution or winding up of Republic, whether voluntary or involuntary. In the event of any such liquidation, dissolution or winding up, no distribution shall be made to the holders of shares of Republic common stock or other class capital stock of Republic ranking junior to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the greater of the book value per share of the preferred stock as of the date of liquidation, the per amount to be paid to the holders of common stock or $10.00 per share, which is equal to the book value per share of Republic common stock as of September 30, 2005.

Preemptive Rights. Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of Republic that may be issued in the future.

Redemption Rights. Holders of Series A Preferred Stock have no right to require that Republic redeem their shares nor does Republic have the right to require the holders of Series A Preferred Stock to sell their shares to Republic.

THE SPECIAL MEETING

Purpose

This proxy statement is furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the special meeting. The special meeting is a meeting of the shareholders of Republic at which the shareholders will vote upon a proposal to approve the amendments to our Articles of Incorporation. A copy of the full text of the proposed amendments is attached as Appendix A.

Date, Place and Time of Special Meeting

The special meeting of our shareholders will be held at 4:00 p.m., local time, on                     , 2005, at 14604 Northwest Freeway (Highway 290 at Windfern), Houston, Texas.

Shares Entitled to Vote; Quorum and Vote Required

Shares Entitled to Vote. The holders of record of the outstanding shares of our common stock at the close of business on                     , 2005, the record date, will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on that date, there were          shares of our common stock issued and outstanding and entitled to vote at the special meeting.

Quorum. At the special meeting, our shareholders will be entitled to one vote for each share of our common stock owned of record on the record date. The holders of a majority of our common stock outstanding must be present, either in person or by proxy, to constitute a quorum at the special meeting. Shares of our common stock present in person or represented by proxy, including shares whose holders abstain or do not vote and shares held of record by a broker or nominee that are voted on any matter, will be counted for purposes of determining whether a quorum exists at the special meeting.

Votes Required. The affirmative vote of the holders of two-thirds of the shares of issued and outstanding Republic common stock is required to approve each of the amendments to the Articles of Incorporation. The affirmative vote of at least a majority of our common stock present at the meeting, either in person or by proxy, is required to approve any other matters that may be properly presented at the special meeting.

Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. However, because approval of the amendments requires the affirmative vote of two-thirds of the issued and outstanding shares of our common stock, an abstention would effectively function as a vote against the amendments, even though it would not be counted in the voting tally as such. Abstentions will not affect the outcome of any other proposal that may be properly brought before the special meeting because only a majority of the votes actually cast must be voted in favor of such a proposal.

Broker Non-Votes. Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. The proposal to approve the amendments is a “non-discretionary” item, meaning that brokers and banks may not give a proxy to vote shares on those matters without specific instructions from their customers. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. A broker non-vote with respect to a proposal for which the broker has no discretionary voting authority will function as a vote against the amendments but will not affect the outcome of any other proposal properly brought before the special meeting.

On the record date, our directors and executive officers (6 persons) were entitled to vote, in the aggregate, 459,880 shares of our common stock, or approximately 11.50% of the outstanding shares of our common stock.

These shares are expected to be voted FOR approval of the amendments to the Articles of Incorporation. If these shares are voted in favor of the amendments, then shareholders owning 2,206,996 additional shares, or 55.17% of our outstanding common stock, would be required to vote in favor of the amendments in order for the proposals to receive approval by at least two-thirds of the outstanding shares of our common stock.

A list of shareholders will be available for examination by holders of the our common stock for any purpose related to the special meeting at the special meeting and during the 10 days prior to the special meeting at the office of our corporate secretary at our offices at 4200 Westheimer, Suite 101, Houston, Texas 77027.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF AMENDMENTS TO THE ARTICLES OF INCORPORATION.

Voting Procedures and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the shareholders and returned to us and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the amendments to the Articles of Incorporation. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting, provided that the proxies will not use such discretionary authority granted from shareholders who voted against the amendments to vote to adjourn the special meeting to solicit additional votes. If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the Board of Directors at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of Republic;

•	executing a proxy bearing a later date filed with the Secretary of Republic at or before the meeting; or

•	attending and voting in person at the meeting. Attendance without voting at the special meeting will not in and of itself constitute revocation of a proxy.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Republic Bancshares of Texas, Inc., 4200 Westheimer, Suite 101, Houston, Texas 77027, Attention: R. John McWhorter. If you hold your shares in street name with a bank or broker, you must contact the bank or broker if you wish to revoke your proxy.

Attending the Special Meeting

All of our shareholders are invited to attend the special meeting. If you want to vote your shares of our common stock held in street name by a broker, bank or other nominee in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Solicitation of Proxies and Expenses

This proxy solicitation is made by our Board of Directors. We are responsible for our expenses incurred in preparing, assembling, printing and mailing this proxy statement. Proxies will be solicited through the mail. Additionally, directors, officers and other employees of Republic or its subsidiaries may solicit proxies personally, by telephone or other means of communications. None of these people will receive any special compensation for solicitation activities. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table summarizes financial results actually achieved by Republic for the periods and at the dates indicated and should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements contained in reports that we have previously filed with the SEC. The following historical financial information derived from, and qualified by reference to, Republic’s consolidated financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and our Annual Report on Form 10-KSB for the year ended December 31, 2004, which are incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” on page 45 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2005 and 2004 are unaudited, but management of Republic believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2005 indicate results for any future period.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2005	2004	2004	2003	2002
	(Dollars in thousands, except per share data)
Income Statement Data:
Interest income	$24,896	$18,398	$25,355	$22,800	$21,258
Interest expense	6,641	3,858	5,454	4,944	5,272

Net interest income	18,255	14,540	19,901	17,856	15,986
Provision for loan losses	1,100	1,125	1,450	1,730	2,095

Net interest income after provision for loan losses	17,155	13,415	18,451	16,126	13,891
Noninterest income	2,149	2,257	3,006	2,644	1,705
Noninterest expense	12,381	10,548	14,312	12,666	11,014

Income before provision for income taxes	6,923	5,124	7,145	6,104	4,582
Provision for income taxes	2,263	1,672	2,332	2,057	1,581

Net income	$4,660	$3,452	$4,813	$4,047	$3,001

Common Share Data (1):
Basic earnings per share (2)	$1.18	$0.88	$1.23	$1.04	$0.78
Diluted earnings per share (2)	1.11	0.85	1.18	1.00	0.75
Book value	10.00	8.58	8.93	7.71	6.72
Weighted average shares outstanding (basic) (in thousands)	3,961	3,907	3,912	3,877	3,855
Weighted average shares outstanding (diluted) (in thousands)	4,206	4,075	4,086	4,046	4,015
Shares outstanding at end of period (in thousands)	3,991	3,935	3,936	3,889	3,869
Balance Sheet Data (at period end):
Total assets	$621,875	$503,937	$573,662	$435,218	$384,419
Investment securities	85,713	73,764	89,445	83,922	41,704
Loans	451,729	371,233	402,495	315,486	293,555
Allowance for loan losses	5,362	4,631	4,813	3,783	3,236
Total deposits	561,222	429,670	497,760	355,181	349,083
Total shareholders’ equity	39,900	33,628	35,152	30,003	26,005
Performance Ratios:
Return on average assets	1.05%	0.98%	0.99%	0.94%	0.86%
Return on average common equity	16.60	14.51	14.92	14.21	12.18
Net interest margin	4.42	4.49	4.44	4.46	4.98
Efficiency ratio (3)	60.67	62.81	62.48	63.38	62.26
Asset Quality Ratios (4):
Nonperforming assets to total loans and other real estate (5)	0.20%	0.07%	0.16%	0.15%	0.26%
Net charge-offs to average loans	0.17	0.11	0.12	0.40	0.63
Allowance for loan losses to total loans	1.19	1.25	1.20	1.20	1.10
Allowance for loan losses to nonperforming assets (5)	601.12	1,754.17	761.55	793.08	419.17

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2005	2004	2004	2003	2002
	(Dollars in thousands, except per share data)
Capital Ratios (4):
Leverage ratio	9.90%	10.37%	9.05%	8.92%	7.04%
Average shareholders’ equity to average total assets	7.67	8.47	8.28	8.43	9.37
Tier 1 risk-based capital ratio	9.90	10.37	9.73	11.23	8.89
Total risk-based capital ratio	10.98	11.52	10.80	12.33	9.99

(1)	Adjusted for the two-for-one stock split effective May 24, 2004.
(2)	Net earnings per share are based upon the weighted average number of common shares outstanding during the period.
(3)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities losses or gains. Taxes are not part of this calculation.
(4)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(5)	Nonperforming assets consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans, ORE and foreclosed property.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following sets forth our consolidated ratios of earnings to fixed charges for each of the two years in the two-year period ended December 31, 2004 and for the nine months ended September 30, 2005 and the pro forma consolidated earnings to fixed charges ratio for the nine months ended September 30, 2005 and the year ended December 31, 2004, which gives effect to the Rule 13e-3 transaction as if it had occurred on January 1 of the applicable year. The information presented below is derived from (1) our consolidated historical financial statements, including the related notes, incorporated by reference into this proxy statement and (2) our unaudited pro forma consolidated financial statements as of and for the nine months ended September 30, 2005 and for the year ended December 31, 2004 included in this proxy statement.

	Pro Forma Nine Months Ended September 30, 2005	Pro Forma Year Ended December 31, 2004	Nine Months Ended September 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Earnings to Fixed Charges
Including interest on deposits	2.00x	2.09x	1.94x	2.08x	2.04x
Excluding interest on deposits	10.99x	7.35x	10.42x	7.31x	7.66x

For purposes of computing these ratios, earnings represent net income, plus applicable income taxes and fixed charges. Fixed charges include gross interest expense, other than interest on deposits in one case and inclusive of such interest in the other, and the proportion deemed representative of the interest factor or rent expense, net of income from subleases.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information as of September 30, 2005 and for the nine months ended September 30, 2005 and for the year ended December 31, 2004 gives effect to the following assumptions:

•	We have assumed that the Rule 13e-3 transaction occurred as of June 30, 2005 for purposes of the consolidated balance sheet, and as of January 1 of the indicated period for purposes of the consolidated statements of income.

•	We have assumed that a total of 346,133 shares of common stock will be exchanged for the same number of shares of preferred stock. Additionally, we have assumed that we will incur approximately $85,000 in costs and expenses relating to the Rule 13e-3 transaction.

•	We have assumed that we will realize direct cost savings, estimated to be approximately $136,000 per year as a result of the Rule 13e-3 transaction.

•	We have assumed that the expenses and anticipated cost savings in connection with the Rule 13e-3 transaction will be tax effected at a rate of 34%.

The following information should be read in conjunction with and is qualified in its entirety by our consolidated financial statements and accompanying notes, which are incorporated by reference into this proxy statement.

The unaudited pro forma consolidated financial information is intended for informational purposes and is not necessarily indicative of our financial position or operating results that would have occurred had the Rule 13e-3 transaction actually been in effect as of the date or for the period presented.

Unaudited Pro Forma Consolidated Balance Sheet

as of September 30, 2005

	Historical September 30, 2005	Adjustments	Pro Forma September 30, 2005
	(Dollars in thousands, except per share data)
Assets:
Cash and due from banks	$25,222	$(85)[1]	$25,137
Federal funds sold	38,841		38,841
Investment securities available for sale	73,272		73,272
Investment securities held to maturity	12,441		12,441
Loans	451,729		451,729
Less: Allowance for loan losses	5,362		5,362

Loans, net	446,367		446,367
Premises and equipment, net	9,176		9,176
Accrued interest receivable	2,173		2,173
Other assets	14,383		14,383

Total assets	$621,875	$(85)	$621,790

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing	$179,202		$179,202
Interest-bearing	382,020		382,020

Total deposits	561,222		561,222
Accrued interest payable	828		828
Other borrowings	10,000		10,000
Other liabilities	1,677	(29)[2]	1,648
Junior subordinated debentures	8,248		8,248

Total liabilities	$581,975	(29)	$581,946

Shareholders’ equity
Common stock, $1 par value, 20,000,000 shares authorized, 3,991,133 shares issued and outstanding as September 30, 2005 and 3,645,000 shares issued and outstanding on a pro forma basis	$3,991	$(346)	$3,645
Preferred stock, $1 par value, no shares authorized or issued as of September 30, 2005 and 500,000 shares authorized and 346,133 shares issued and outstanding on a pro forma basis	—	346	346
Additional paid-in-capital	18,185		18,185
Retained earnings	18,339	(56)[3]	18,283
Accumulated other comprehensive loss, net of tax	(615)		(615)

Total shareholders’ equity	39,900	(56)	39,844

Total liabilities and shareholders’ equity	$621,875	$(85)	$621,790

Book value per share	$10.00		$10.92

(1)	This adjustment represents the payment of expenses estimated to be incurred in connection with the Rule 13e-3 transaction.
(2)	The adjustment represents the tax benefit of the estimated expenses in connection with the Rule 13e-3 transaction.
(3)	This adjustment represents the estimated expenses in connection with the Rule 13e-3 transaction of $85,000, less the tax benefit of $29,000.

Unaudited Pro Forma Consolidated Statement of Income

for the Nine Months Ended September 30, 2005

	Historical Nine Months Ended September 30, 2005	Adjustments	Pro Forma Nine Months Ended September 30, 2005
	(Dollars in thousands, except per share data)
Interest income
Loans, including fees	$21,972		$21,972
Investment securities	2,300		2,300
Federal funds sold and other	624		624

Total interest income	24,896		24,896
Interest expense
Interest-bearing deposits	5,906		5,906
Other borrowings	323		323
Junior subordinated debentures	412		412

Total interest expense	6,641		6,641

Net interest income	18,255		18,255
Provision for loan losses	1,100		1,100

Net interest income after provision for loan losses	17,155		17,155

Noninterest income
Service charges on deposit accounts	1,241		1,241
Other noninterest income	908		908

Total noninterest income	2,149		2,149

Noninterest expense
Salaries and employee benefits	8,114		8,114
Occupancy expense	1,266		1,266
Premises and equipment expense	400		400
Service bureau fees	474		474
Data processing fees	210		210
Other	1,917	(17)[1]	1,900

Total noninterest expenses	12,381	(17)	12,364

Income before provision for income taxes	6,923		6,940
Provision for income taxes	2,263	6[2]	2,269

Net income	$4,660	$11	$4,671

Earnings per common share—basic	$1.18		$1.18
Earnings per common share—diluted	1.11		1.11

(1)	This adjustment represents the estimated expenses in connection with the transaction of $85,000, less the cost savings of approximately $102,000 over a nine month period that we expect to realize as a result of the Rule 13e-3 transaction.
(2)	This adjustment represents the estimated tax effect at 34%.

Unaudited Pro Forma Consolidated Statement of Income

for the Year Ended December 31, 2004

	Historical Year Ended December 31, 2004	Adjustments	Pro Forma Year Ended December 31, 2004
	(Dollars in thousands, except per share data)
Interest income
Loans, including fees	$22,560		$22,560
Investment securities	2,564		2,564
Federal funds sold and other	231		231

Total interest income	25,355		25,355
Interest expense
Interest-bearing deposits	4,321		4,321
Other borrowings	715		715
Junior subordinated debentures	418		418

Total interest expense	5,454		5,454
Net interest income	19,901		19,901
Provision for loan losses	1,450		1,450

Net interest income after provision for loan losses	18,451		18,451
Noninterest income
Service charges on deposit accounts	1,900		1,900
Other noninterest income	1,106		1,106
Gain on sale of securities, net	—		—

Total noninterest income	3,006		3,006
Noninterest expense
Salaries and employee benefits	9,096		9,096
Occupancy expense	1,518		1,518
Premises and equipment expense	502		502
Service bureau fees	603		603
Data processing fees	267		267
Other	2,326	(51)[1]	2,275

Total noninterest expenses	14,312	(51)	14,261

Income before provision for income taxes	7,145		7,196
Provision for income taxes	2,332	17[2]	2,349

Net income	$4,813	$34	$4,847

Earnings per common share—basic	$1.23		$1.24
Earnings per common share—diluted	1.18		1.19

(1)	This adjustment represents the estimated expenses in connection with the transaction of $85,000, less the direct cost savings of approximately $136,000 annually that we expect to realize as a result of the Rule 13e-3 transaction.
(2)	This adjustment represents the estimated tax effect at 34%.

INFORMATION ABOUT REPUBLIC AND ITS AFFILIATES

Directors and Executive Officers of Republic

The following table sets forth certain information with respect to our directors and executive officers as of December 1, 2005. Our directors serve for a one year term until their successors are elected and qualified. Executive officers serve at the pleasure of our Board of Directors. None of our directors currently serves as a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act. The business address and phone number of each of the directors and executive officers listed below is c/o Republic Bancshares of Texas, Inc., 4200 Westheimer, Suite 101, Houston, Texas 77027.

Name	Positions with Republic and the Bank	Age
C. P. Bryan	Chairman of the Board of Republic and the Bank; President and Chief Executive Officer of Republic and the Bank	55

Gerald W. Bodzy	Director of Republic and the Bank	53

Donn C. Fullenweider	Director of Republic and the Bank	70

James C. Hassell	Director of Republic and the Bank	70

R. John McWhorter	Secretary/Treasurer and Chief Financial Officer of Republic; Executive Vice President and Chief Financial Officer of the Bank	41

Wayne C. Owen	Director of Republic and the Bank	65

C. P. Bryan. Mr. Bryan is Chairman of the Board, President and Chief Executive Officer of Republic and has served in these same positions for Republic National Bank since its inception in 1998. Mr. Bryan has over 30 years of banking experience. From 1978 to 1998, he was employed by Sterling Bank, Houston, Texas and most recently served as Vice Chairman of the Board and Chief Credit Officer. Mr. Bryan was involved in the formation of approximately six de novo banking offices for Sterling Bank and participated in the integration of approximately six acquired banking offices. He also served as an Executive Vice President and Director of Sterling Bancshares, Inc. Mr. Bryan holds a Bachelor of Business Administration degree from the University of Texas.

Gerald W. Bodzy. Mr. Bodzy was appointed as a director of Republic and Republic National Bank in September 2002 and had previously served as an advisory director of the Bank since September 2000. He is currently President of Enlight Industries, L.L.C. From 1990 through 2000, he was employed as an investment banker by Stephens, Inc., where he served as Senior Vice President and Managing Director. From 1979 to 1990, Mr. Bodzy was employed by Smith Barney, Inc. as an investment banker, serving as a Managing Director from 1986 to 1990. He holds a Bachelor of Arts degree and a Doctor of Jurisprudence from the University of Texas at Austin.

Donn C. Fullenweider. Mr. Fullenweider has served as a director of Republic National Bank since its inception in 1998 and became a director of Republic upon consummation of the holding company formation in 2001. He has engaged in the practice of law for more than 46 years and owns a private law firm in the San Felipe/West Loop area of Houston, Texas. He served as a director of Riverway Bank for three years and also served as an advisory board member for two years. Mr. Fullenweider holds a Bachelor of Science degree in Journalism from the University of Houston and a Doctor of Jurisprudence from the University of Houston Law Center.

James C. Hassell. Mr. Hassell has served as a director of Republic National Bank since its inception in 1998 and became a director of Republic upon consummation of the holding company formation in 2001. He has been in the commercial construction industry for the last forty years, including the last twenty in Northwest Houston, Republic National Bank’s initial market area. Mr. Hassell previously served as a director and executive committee member of Sterling Bancshares, Inc. for eight years.

R. John McWhorter. Mr. McWhorter is Secretary/Treasurer and Chief Financial Officer of Republic and has served as Executive Vice President and Chief Financial Officer of Republic National Bank since June 2003. Mr. McWhorter brings over seventeen years of banking, bank auditing and public accounting experience to the Bank. He was most recently Senior Vice President and Controller of a large regional bank where he was employed for more than thirteen years. Prior to joining Republic, he was employed by Coopers & Lybrand L.L.P. He graduated from the University of Texas at Austin with a BBA in accounting in 1987 and is a certified public accountant.

Wayne C. Owen. Mr. Owen was appointed as a director of Republic National Bank in January 2001 and became a director of Republic upon the holding company formation in September 2001. Mr. Owen has been in the electrical supply business his entire business career. Mr. Owen served on the board of directors of Guardian Bank for twenty-five years and on the board of directors of Sterling Bancshares, Inc. for two years following Guardian’s acquisition by Sterling. Mr. Owen attended the University of Texas at Austin and the University of Houston.

Market for Common Stock and Dividends

Republic’s common stock is not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. We are aware of certain transactions in our shares of common stock that have occurred since January 1, 2003, although the trading prices of all stock transactions are not known. The following sets forth the high and low trading prices for transactions in our common stock known to us that occurred during the first nine months of 2005, in 2004 and in 2003. There may be other transactions of which we are not aware.

Period	High	Low
Nine months ended September 30, 2005	$12.36	$11.66
Year ended December 31, 2004	$11.66	$10.23
Year ended December 31, 2003	$9.90	$8.71

Dividends

We have not paid any cash dividends since inception and do not currently have any plans to pay cash dividends in the foreseeable future. Regulations issued by the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency govern Republic’s and Republic National Bank’s capital requirements and may affect the amount of dividends we can pay. Generally, the timing and amount of future dividends on our shares will depend on earnings, cash requirement, our and our subsidiary bank’s financial condition, applicable government regulations and other factors that our Board deems relevant.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Republic common stock as of November 1, 2005, by all (1) directors, (2) named executive officers, (3) each person who is known by Republic to own beneficially 5% or more of our common stock and (4) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Republic believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Information relating to beneficial ownership of the common stock set forth below is based upon “beneficial ownership” concepts set forth in rules of the SEC under Section 13(d) of the Exchange Act. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships or corporations which are affiliated with the shareholder.

Because the same aggregate number of shares of stock will be outstanding following the reclassification transaction as were outstanding prior to the transaction, no shareholder will realize any dilution as a result of the reclassification.

	Number of Shares of Common Stock		Percentage of Common Stock Beneficially Owned
Name			Before(1)	After(2)
C. P. Bryan	340,000	(3)	8.22%	8.97%
R. John McWhorter	30,148	(4)	*	*
Gerald W. Bodzy	41,600	(5)	1.04	1.14
Donn C. Fullenweider	28,432		*	*
James C. Hassell	78,200	(6)	1.95	2.13
Wayne C. Owen	96,700		2.42	2.65
Executive officers and directors as a group (6 persons)	615,080		14.80%	16.15%

*	Indicates beneficial ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 4,000,314 shares of common stock issued and outstanding as of December 1, 2005. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.
(2)	The percentage beneficially owned was calculated based on 3,654,181 shares of common stock issued and outstanding and assumes that 346,133 shares of common stock will be exchanged for shares of preferred stock in the Rule 13e-3 transaction. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days. The percentage does not take into account the number of shares of preferred stock that will be outstanding following the Rule 13e-3 transaction.
(3)	Includes 99,000 shares held of record by the C. P. Bryan IRA and 136,000 shares which may be acquired within 60 days pursuant to fully vested stock options.
(4)	Includes 8,000 shares which may be acquired within 60 days pursuant to fully vested stock options.
(5)	Consists of 41,600 shares held of record by Bodzy Investment Partnership, Ltd., of which Mr. Bodzy is the general partner.
(6)	Includes 16,000 shares held of record by Hassell Construction Company, Inc. and 1,000 shares held of record by James C. Hassell Inter-vivos Trust, both of which are controlled by Mr. Hassell, and 11,200 shares which may be acquired within 60 days pursuant to outstanding stock options.

Republic Common Stock Purchase and Sale Information

Purchases by Republic of Republic Common Stock During the Past Two Years. During the last two years, we did not purchase any shares of our common stock.

Purchases and Sales of Republic Common Stock by the Executive Officers, Directors and Control Persons. During the last 60 days from the date of this proxy statement, there were no purchases or sales of our common stock by our directors, executive officers or control persons.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors and management of Republic know of no other business to be presented for consideration at the special meeting. However, if other matters do properly come before the special meeting or any adjournment or postponement thereof, unless otherwise instructed, it is intended that the persons named in the proxy card will act in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Republic, who file electronically with the SEC. The address of that site is www.sec.gov. Republic has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in respect of the reclassification transaction. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website. The SEC allows Republic to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be a part of this document. This document incorporates by reference the documents listed below that have previously been filed with the SEC, which contain important information about Republic:

•	Annual Report on Form 10-KSB for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005; and

•	Proxy Statement on Schedule 14A for our 2005 Annual Meeting of Shareholders.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to R. John McWhorter at the following address: Republic Bancshares of Texas, Inc., 4200 Westheimer, Suite 101, Houston, Texas 77027, telephone number (281) 453-4100.

Appendix A

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

REPUBLIC BANCSHARES OF TEXAS, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Republic Bancshares of Texas, Inc. (the “Corporation”) hereby adopts the following Articles of Amendment to the Articles of Incorporation of the Corporation.

ARTICLE I

The name of the Corporation is Republic Bancshares of Texas, Inc.

ARTICLE II

The filing number issued to the Corporation by the Secretary of State is 162929700.

ARTICLE III

The Articles of Incorporation of the Corporation are amended to change Article 4 of the Articles of Incorporation stating the Corporation’s authorized capital stock. Article 4 of the Corporation’s Articles of Incorporation is hereby amended by striking Article 4 thereof and by substituting in lieu of said article the following Article 4 which shall read in its entirety as follows:

“ARTICLE 4

Section 4.1 Authorized Shares. The aggregate number of all classes of stock which the Corporation has authority to issue is 20,500,000 shares divided into (A) one class of 20,000,000 shares of common stock with a par value of One Dollar ($1.00) per share (the “Common Stock”), and (B) one class of 500,000 shares of preferred stock with a par value of One Dollar ($1.00) per share (the “Preferred Stock”).

Section 4.2 Description of Preferred Stock. The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:

        (A) Dividends on the outstanding shares of Preferred Stock shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the outstanding shares of Common Stock with respect to the same quarterly period. Dividends on any shares of Preferred Stock shall be cumulative only if and to the extent determined by resolution of the Board of Directors, as provided below. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the outstanding shares of Preferred Stock shall have preference and priority over the outstanding shares of Common Stock for payment of the amount, if any, to which shares of each outstanding series of Preferred Stock may be entitled in accordance with the terms and rights thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any such payments shall be made to the holders of Common Stock.

        (B) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited (including, by way of illustration and not limitation, in excess of one vote per share), or without voting powers, and with such designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Articles of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

                (1) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors; and

                (2) The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative; and

                (3) Whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares; and

                (4) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

                (5) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities, or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

                (6) The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board of Directors; and

                (7) The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

        (C) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series. When payment of the consideration for which shares of Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

Section 4.3 Voting. Except as fixed by the Board of Directors pursuant to Section 4.2 of this Article 4, and except as otherwise expressly provided by law, all voting power shall be in the Common Stock and none in the Preferred Stock. Except as fixed by the Board of Directors pursuant to Section 4.2 of this Article 4, and except as otherwise expressly provided by law, where one or more series of Preferred Stock have voting power, all series of Preferred Stock having such power shall not be entitled to vote as a separate class.

Section 4.4 Denial of Preemptive Rights. Except as limited by the Texas Business Corporation Act in effect on the date of the Articles of Incorporation, no holder of any shares or any other security, option, warrant or right issued by the Corporation, shall have any preemptive or preferential rights to subscribe to any additional shares of Common Stock, or any other security, option, warrant or right when now or hereinafter authorized or issued by the Corporation.

Section 4.5 Voting Rights of Common Stock. Except as set forth pursuant to Section 4.6 of this Article 4, each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders of the Corporation for their vote, consent, waiver, release or other action.

Section 4.6 Cumulative Voting.

        (A) At each election of directors, every shareholder entitled to vote at such election has the right:

                (1) To vote the number of voting shares owned by him for as many persons as there are directors to be elected (and for whose election he has a right to vote); or

                (2) to cumulate his votes by giving one (1) candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of such candidates.

        (B) A shareholder who intends to cumulate his votes shall give written notice of such intention to the secretary of the Corporation on or before the day preceding the election at which such shareholder intends to cumulate his votes.

        (C) All shareholders entitled to vote cumulatively may cumulate their votes if any shareholder gives such notice.

Section 4.7 Description of Series A Preferred Stock. Pursuant to the authority granted by Article 4, Section 4.2(B) of these Articles, there is hereby created and the Corporation, be, and hereby is authorized to issue from the 500,000 authorized shares of Preferred Stock, 500,000 shares of preferred stock which shall have, in addition to the terms set forth in these Articles, the following terms, designations, preferences and privileges, relative, participating, options and other special rights, and qualifications, limitations, and restrictions:

        (A) Designation and Number. The class of shares of Preferred Stock hereby authorized shall be designated the “Series A Preferred Stock.” The number of authorized shares of the Series A Preferred Stock shall be 500,000 shares.

        (B) Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, ranks senior to the Common Stock and to all other classes and series of equity securities of the Corporation, other than any classes or series of equity securities that the Corporation subsequently issues ranking on a parity with, or senior to the preferred stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Corporation, including notes and debentures.

        (C) Voting Rights. Holders of Series A Preferred Stock are entitled to vote only upon:

                (1) any merger, acquisition of all of the capital stock of, or other business combination involving the Corporation (other than with an entity 50% or more of which is controlled by, or is under common control with, the Corporation), in which the Corporation is not the surviving entity, or in which the Corporation survives the transaction as a subsidiary of another entity or any sale of all or substantially all of the assets of the Corporation (a “Change in Control”); or

                (2) any amendment to the Articles of Incorporation if the amendment would affect the Series A Preferred Stock as required by Article 4.03 of the Texas Business Corporation Act.

On those matters on which the holders of the Series A Preferred Stock are entitled to vote, the holders have the right to one vote for each such share of Series A Preferred Stock held, and the holders of Series A Preferred Stock shall vote as a separate class.

        (D) Dividend Rights. Holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends, so that holders of the shares shall receive dividends, when and if declared and paid by the Corporation, prior to the receipt of dividends by the holders of Common Stock. The Corporation is not required to pay any dividends on the Series A Preferred Stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by the Corporation will not accumulate to future periods and will not represent a contingent liability of the Corporation.

        (E) Redemption Rights. None.

        (F) Liquidation Rights. Each share of Series A Preferred Stock ranks senior to each share of the Common Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. In the event of any such liquidation, dissolution or winding up, no distribution shall be made to the holders of shares of junior stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the greater of the book value of the preferred stock as of the date of liquidation, the amount per share to be paid to holders of common stock, or $10.00 per share. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares of any parity stock, then the holders of Series A Preferred Stock and all other shares of parity stock, share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. A Change of Control shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 4.7(F).

        (G) Preemptive Rights. Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of the Corporation that may be issued in the future.

        (H) Convertibility. The Series A Preferred Stock shall automatically convert into shares of the Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Series A Preferred Stock shall be converted into Common Stock pursuant to this Section 4.7(H), the shares which are converted shall be cancelled and shall not be issuable by the Corporation thereafter.

        (I) Limitations of Rights. Holders of shares of Series A Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

        (K) General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Articles of Incorporation with respect to preferred stock generally.

        (L) Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

                (1) The term “parity stock” means all series of preferred stock (including but not limited to Series A Preferred Stock) and any other class of stock of the corporation hereafter authorized ranking on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

                (2) The term “junior stock” shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized over which preferred stock, including without limitation the Series A Stock, has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

ARTICLE IV

The Articles of Incorporation of the Corporation are amended to add a new Article 13 of the Articles of Incorporation which shall read in its entirety as follows:

“ARTICLE 13

Upon the filing of these amendments to the Articles of Incorporation, each share of Common Stock outstanding immediately prior to such filing owned by shareholders who are the record holder of 2,100 or fewer shares of such Common Stock shall, by virtue of the filing of these amendments to the Articles of Incorporation and without any action on the part of holder thereof, hereafter be reclassified as Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of Common Stock so reclassified, which shares of Series A Preferred Stock, shall thereupon be fully issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the filing of these amendments to the Articles of Incorporation owned by a shareholder who is the record holder of more than 2,100 shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.”

ARTICLE V

The amendments to the Articles of Incorporation were duly adopted by the shareholders of the Corporation on the             day of             , 2006.

ARTICLE VI

The amendments to the Articles of Incorporation have been approved in the manner required by Texas Business Corporation Act and by the constituent documents of the Corporation.

ARTICLE VII

This document will become effective when the document is filed by the Secretary of State.

[Signature Page Follows]

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

Dated:                         , 2006

REPUBLIC BANCSHARES OF TEXAS, INC.

By:
C. P. Bryan President and Chief Executive Officer

[Signature Page to Articles of Amendment to the Articles of Incorporation]

FRONT SIDE OF PROXY

PRELIMINARY FORM OF PROXY

REPUBLIC BANCSHARES OF TEXAS, INC.

This Proxy is Solicited by the Board of Directors for use

at the Special Meeting of Shareholders on                     , 2005

The Special Meeting of Shareholders of Republic Bancshares of Texas, Inc. (“Republic”) will be held at the 14604 Northwest Freeway (Highway 290 at Windfern), Houston, Texas, on             ,                     , 2005, beginning at 4:00 p.m., local time. The undersigned hereby acknowledges receipt of the related Notice of Special Meeting of Shareholders and Proxy Statement dated                     , 2005 accompanying this proxy.

The undersigned hereby appoints                              and                             , and each of them, attorneys, agents and proxies, with full power of substitution, to vote as proxy all shares of common stock, par value $1.00 per share, of Republic owned of record by the undersigned and otherwise to act on behalf of the undersigned at the Special Meeting of Shareholders and any adjournment(s) or postponement(s) thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

This Proxy may be revoked at any time before it is exercised.

1. Proposal to approve an amendment to Republic’s Articles of Incorporation which would increase the number of authorized shares of Republic by 500,000 shares of preferred stock, $1.00 par value per share.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. Proposal to approve the designation of 500,000 shares of preferred stock, $1.00 par value per share, as Series A Preferred Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Proposal to approve an amendment to Republic’s Articles of Incorporation which would reclassify shares of common stock of Republic held by owners of 2,100 or fewer shares of common stock into shares of the Series A Preferred Stock on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders.

☐ FOR	☐ AGAINST	☐ ABSTAIN

While the proposed amendments set forth in Proposals 1-3 above are each a separate amendment that will be voted upon, unless all of the proposed amendments are approved, no amendment will be implemented.

Shares of Republic common stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted FOR the proposal to approve the increase in the number of authorized shares, FOR the proposal to approve the designation of the Series A Preferred Stock and FOR the proposal to approve the reclassification transaction. If any other matter is properly presented at the special meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

IMPORTANT: PLEASE SIGN AND DATE THE PROXY ON THE REVERSE SIDE.

BACK SIDE OF PROXY

(Continued From Other Side)

The Board of Directors of Republic unanimously recommends that shareholders vote FOR the proposal to approve the increase in the number of authorized shares, FOR the proposal to approve the designation of the Series A Preferred Stock and FOR the proposal to approve the reclassification transaction. Such votes are hereby solicited on behalf of the Board of Directors.

Please sign, date and return this proxy promptly using the enclosed envelope.

Please sign your name exactly as it appears below. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Print Name

Signature of Shareholder

Print Name

Signature of Shareholder

Date: , 2005